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UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
___________________________
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities and Exchange Act of 1934
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Realogy Holdings Corp.
(Name of Registrant as Specified In Its Charter)
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NOTICE OF 2015 ANNUAL MEETING
OF STOCKHOLDERS AND
PROXY STATEMENT

Realogy Holdings Corp.
175 Park Avenue
Madison, New Jersey 07940
March 13, 2015
Dear Stockholder of Realogy Holdings Corp.,
You are cordially invited to attend the 2015 Annual Meeting of Stockholders to be held on Friday, May 1, 2015.
The meeting will start at 9:00 a.m., Eastern Daylight Time, at the Company's headquarters, 175 Park Avenue, Madison, New Jersey 07940.
I appreciate your continued support of Realogy Holdings Corp. and encourage participation either by proxy voting or attendance.
Very truly yours,

Richard A. Smith
Chairman, Chief Executive Officer and President

REALOGY HOLDINGS CORP.
NOTICE OF 2015 ANNUAL MEETING OF STOCKHOLDERS
March 13, 2015

Date:	Friday, May 1, 2015
Time:	9:00 a.m., Eastern Daylight Time
Place:	Realogy Holdings Corp.
175 Park Avenue
Madison, New Jersey 07940
Purposes of the meeting:

•	to elect three Directors for a term expiring at the 2016 Annual Meeting of Stockholders;

•	to vote on an advisory resolution to approve executive compensation;

•	to vote on a proposal to ratify the appointment of PricewaterhouseCoopers LLP to serve as our independent registered public accounting firm for fiscal year 2015; and

•	to transact any other business that may be properly brought before the meeting or any adjournment or postponement of the meeting.
The matters specified for voting above are more fully described in the attached proxy statement. Only our stockholders of record at the close of business on March 6, 2015 are entitled to notice of and to vote at the meeting and any adjournments or postponements for which no new record date is set.
Who may attend the meeting:
Only stockholders, persons holding proxies from stockholders, invited representatives of the media and financial community and other guests of Realogy Holdings Corp. may attend the meeting.
What to bring:
If you have requested and received a printed copy of the proxy materials, you should bring the enclosed Admission Ticket to gain admission to the meeting. If you received a Notice of Internet Availability of Proxy Materials (Notice) or voting instructions and will not be requesting a printed copy of the proxy materials, please bring the Notice or voting instructions with you as your Admission Ticket. You must bring with you photo identification such as a valid driver's license or passport for purposes of personal identification.
If your shares are held in the name of a broker, trust, bank or other nominee, you will also need to bring a proxy, letter or recent account statement from that broker, trust, bank or nominee that confirms that you are the beneficial owner of those shares.
Record Date:
March 6, 2015 is the record date for the meeting. This means that owners of Realogy Holdings common stock at the close of business on that date are entitled to:

•	receive notice of the meeting; and

•	vote at the meeting and any adjournments or postponements of the meeting for which no new record date is set.

Information About the Notice of Internet Availability of Proxy Materials:
We are providing access to our proxy materials, including our Annual Report on Form 10-K for the year ended December 31, 2014, to all of our stockholders, in a fast and efficient manner via the Internet. This reduces the amount of paper necessary to produce these materials, as well as the costs associated with mailing these materials to all stockholders. Accordingly, on or about March 13, 2015, we will begin mailing a Notice to all stockholders as of March 6, 2015, and will post our proxy materials on the website referenced in the Notice. As more fully described in the Notice, stockholders may choose to access our proxy materials on the website referred to in the Notice or may request to receive a printed set of our proxy materials. In addition, the Notice and website provide information regarding how you may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis.
Householding Information:
We have adopted a procedure approved by the Securities and Exchange Commission or SEC called householding. Under this procedure, stockholders of record who have the same address and last name and have not previously requested electronic delivery of proxy materials will receive a single envelope containing the Notices for all stockholders having that address. The Notice for each stockholder will include that stockholder's unique control number needed to vote his or her shares. This procedure will reduce our printing costs and postage fees.
If, in the future, you do not wish to participate in householding and prefer to receive your Notice in a separate envelope, please contact Computershare, 211 Quality Circle, Suite 210, College Station, TX 77845.
For those stockholders who have the same address and last name and who request to receive a printed copy of the proxy materials by mail, we will send only one copy of such materials to each address unless one or more of those stockholders notifies us, in the same manner described above, that they wish to receive a printed copy for each stockholder at that address.
Beneficial stockholders may request information about householding from their banks, brokers or other holders of record.
Proxy Voting:
Your vote is important. Please vote your proxy promptly so your shares can be represented, even if you plan to attend the annual meeting. You can vote by Internet, by telephone, by requesting a printed copy of the proxy materials and using the enclosed proxy card or in person at the annual meeting.
Our proxy tabulator, ComputerShare Trust Company, N.A., must receive any proxy that will not be delivered in person to the annual meeting by 11:59 p.m., Eastern Daylight Time on Thursday, April 30, 2015.
By order of the Board of Directors,
Marilyn J. Wasser
Corporate Secretary

i

ii

REALOGY HOLDINGS CORP.
PROXY STATEMENT
The enclosed proxy materials are provided to you at the request of the Board of Directors of Realogy Holdings Corp. (the "Board") to encourage you to vote your shares at our 2015 annual meeting of stockholders. This proxy statement contains information on matters that will be presented at the meeting and is provided to assist you in voting your shares. References in this proxy statement to "we," "us," "our," "the Company," "Realogy" and "Realogy Holdings" refer to Realogy Holdings Corp. and our consolidated subsidiaries, including but not limited to Realogy Group LLC. References in this proxy statement to "Realogy Group" mean Realogy Group LLC.

Our Board made these materials available to you over the Internet or, upon your request, mailed you printed versions of these materials in connection with our 2015 annual meeting. We will mail a Notice of Internet Availability of Proxy Materials (the "Notice") to our stockholders beginning on or about March 13, 2015 and will post our proxy materials on our website referenced in the Notice on that same date. We are, on behalf of our Board, soliciting your proxy to vote your shares at our 2015 annual meeting of stockholders. We solicit proxies to give all stockholders of record an opportunity to vote on matters that will be presented at the annual meeting.

FREQUENTLY ASKED QUESTIONS
Why did I receive a notice in the mail regarding the Internet availability of proxy materials instead of a full set of proxy materials?
We provide access to our proxy materials over the Internet. On or about March 13, 2015, we mailed to our stockholders a "Notice of Internet Availability of Proxy Materials" (the "Notice") telling them how to access and review the information contained in the proxy materials and how to vote their proxies over the Internet. You will not receive a printed copy of the proxy materials in the mail unless you request the materials by following the instructions included in the Notice. In addition, by following the instructions included in the Notice, stockholders may request to receive proxy materials in printed form by mail or electronically by e-mail on an ongoing basis. Your election to receive proxy materials in printed form by mail or by e-mail will remain in effect until you terminate it.
How can I get electronic access to the proxy materials?
The Notice will provide you with instructions regarding how to view our proxy materials on the Internet. You can view the proxy materials for the 2015 Annual Meeting on the Internet at www.edocumentview.com/rlgy. Our proxy materials are also available on the Investor Relations section of our website at www.realogy.com.
When and where will the annual meeting be held?
The annual meeting will be held on Friday, May 1, 2015 at 9:00 a.m., Eastern Daylight Time, at the Company's headquarters, 175 Park Avenue, Madison, New Jersey 07940.

What am I being asked to vote on at the meeting?
You are being asked to vote on the following:

•	the election of three Directors for a one-year term (nominations for Director must comply with our Bylaws including the applicable notice requirements);

•	the advisory approval of our executive compensation program;

•	the ratification of the appointment of PricewaterhouseCoopers LLP to serve as our independent registered public accounting firm for fiscal year 2015; and

•	to transact any other business that may be properly brought before the meeting or any adjournment or postponement of the meeting.
We are not aware of any other matters that will be brought before the stockholders for a vote at the annual meeting. If any other matters are properly presented for a vote, the individuals named as proxies will have discretionary authority, to the extent permitted by law, to vote on such matters according to their best judgment.
Who may vote and how many votes does a stockholder have?
All holders of record of our common stock as of the close of business on March 6, 2015 (record date) are entitled to vote at the meeting. Each stockholder will have one vote for each share of our common stock held as of the close of business on the record date. As of the record date, 146,517,304 shares of our common stock were outstanding. There is no cumulative voting and the holders of our common stock vote together as a single class.

How many votes must be present to hold the meeting?
The holders of a majority of the outstanding shares of our common stock entitled to vote at the meeting, or 73,258,653 shares (also known as a quorum), must be present, in person or by proxy, at the meeting in order to constitute a quorum necessary to conduct the meeting. Abstentions and broker non-votes will be counted for the purposes of establishing a quorum at the meeting.
A broker non-vote occurs when a broker or other nominee submits a proxy that states that the broker does not vote for some or all of the proposals because the broker has not received instructions from the beneficial owner on how to vote on the proposals and does not have discretionary authority to vote in the absence of instructions.
We urge you to vote by proxy even if you plan to attend the meeting so that we will know as soon as possible that a quorum has been achieved.
How do I vote?
Even if you plan to attend the meeting, you are encouraged to vote by proxy.
If you are a stockholder of record, also known as a registered stockholder, you may vote by proxy in one of the following ways:

•	by telephone by calling the toll-free number 800-652-VOTE (8683) (have your Notice or proxy card in hand when you call);

•	by Internet at www.investorvote.com/rlgy (have your Notice or proxy card in hand when you access the website);

•	if you have requested and received a printed copy of the annual meeting materials, by returning the enclosed proxy card (signed and dated) in the envelope provided; or

•	in person at the annual meeting (please see below under "How do I attend the meeting?").
If your shares are registered in the name of a bank, broker or other nominee, follow the proxy instructions on the form you receive from the bank, broker or other nominee. You may also vote in person at the annual meeting (please see below under "How do I attend the meeting?").
When you vote by proxy, your shares will be voted according to your instructions. If you sign your proxy card, vote by Internet or by telephone, but do not specify how you want your shares to be voted, they will be voted as the Board recommends.

How does the Board recommend that I vote?
The Board recommends the following votes:

•	FOR the election of each of the Director nominees;

•	FOR the stockholder advisory vote to approve our executive compensation program; and

•	FOR the ratification of the appointment of PricewaterhouseCoopers LLP to serve as our independent registered public accounting firm for fiscal year 2015.
How many votes are required to approve each proposal?
In the election of Directors at the annual meeting, the affirmative vote of a majority of the votes cast with respect to a Director nominee will be required to elect that nominee. This means that the number of votes cast "for" each Director nominee must exceed the number of votes cast "against" that nominee. Any abstentions or broker non-votes are not counted as votes cast "for" or "against" that nominee's election and will have no effect on the election of Directors. (A plurality voting standard would apply in the event of a contested director election.)
Under the Director Resignation Policy adopted by the Board in February 2014, an incumbent director who does not receive the requisite majority of the votes cast for his or her election in an uncontested election shall tender his or her resignation to the Board. Pursuant to the Director Resignation Policy, the Nominating and Corporate Governance Committee will then recommend to the Board, and the Board will decide, the action to be taken with respect to the tendered resignation. In making its decision, the Board may consider any information, factors and alternatives it considers relevant. The Board will act on the recommendation of the Nominating and Corporate Governance Committee within 90 days following the date of the stockholders’ meeting at which the election of the director occurred.
For the remaining proposals, the affirmative vote of the holders of a majority of the shares represented at the meeting in person or by proxy and entitled to vote on the proposal will be required for approval. Abstentions and broker non-votes will have the effect of a vote against any of these proposals.
If your shares are registered in the name of a bank, broker or other nominee and you do not give your broker or other nominee specific voting instructions for your shares, under rules of The New York Stock Exchange, your record holder has discretion to vote your shares on proposals relating to what are deemed to be routine matters, which include the ratification of auditors, and does not have discretion to vote on proposals relating to what are deemed to be non-routine matters, which include the election of Director nominees and the advisory vote on executive compensation. Your broker will not be permitted to vote on your behalf on these non-routine matters unless you provide specific instructions by completing and returning the voting instruction or proxy card or following the instructions provided to you to vote your shares by telephone or the Internet. For your vote to be counted, you will need to communicate your voting decisions to your broker, bank or other financial institution before the date of the annual meeting.
How do I attend the meeting?
If you have requested and received a printed copy of the proxy materials, you should bring the enclosed Admission Ticket to gain admission to the meeting. If you received a Notice or voting instructions and will not be requesting a printed copy of the proxy materials, please bring the Notice or voting instructions with you as your Admission Ticket. You must bring with you photo identification such as a valid driver's license or passport for purposes of personal identification.
If your shares are held in the name of a broker, trust, bank or other nominee, you will also need to bring a proxy, letter or recent account statement from that broker, trust, bank or nominee that confirms that you are the beneficial owner of those shares.
Can I change or revoke my vote?
You may change or revoke your proxy at any time prior to the voting at the meeting by submitting a later dated proxy, by entering new instructions by Internet or telephone, by giving timely written notice of such change or revocation to the Corporate Secretary or by attending the meeting and voting in person and requesting that your prior proxy not be used.
How are proxies solicited?
Morrow & Co. LLC has been retained to advise and assist in soliciting proxies at a cost of $8,000 plus reasonable expenses. Proxies may also be solicited by our Directors, officers and employees personally, by mail, telephone or other electronic means. We will pay all costs relating to the solicitation of proxies. We will also reimburse brokers, custodians, nominees and fiduciaries for reasonable expenses in forwarding proxy materials to beneficial owners of our common stock.
How do I submit a stockholder proposal for the 2016 meeting?
Stockholders interested in presenting a proposal for inclusion in our proxy statement and proxy relating to our 2016 Annual Meeting of Stockholders may do so by following the procedures prescribed in Rule 14a-8 under the Securities Exchange Act of 1934, as amended, and our Bylaws. To be eligible for inclusion in next year's proxy statement, stockholder proposals must be received by the Corporate Secretary at our principal executive offices no later than the close of business on November 13, 2015. In general, any stockholder proposal to be considered at next year's annual meeting, but not included in the proxy statement, must be submitted in writing to and received by the Corporate Secretary at our principal executive offices not earlier than January 1, 2016 and not later than January 31, 2016. However, if the date of the 2016 Annual Meeting of Stockholders is not within 30 days before or after May 1, 2016, then a stockholder will be able to submit a proposal for consideration at the annual meeting not later than the close of business on the 10th day following the day on which public disclosure of the date of the annual meeting was made or such notice of the date of such annual meeting was mailed, whichever occurs first. Any notification to bring any proposal before the 2016 Annual Meeting of Stockholders must comply with the requirements of our Bylaws. A stockholder may obtain a copy of our Bylaws on our website or by writing to our Corporate Secretary.
Our Nominating and Corporate Governance Committee will take into consideration nominees for election to the Board submitted by stockholders in accordance with the criteria and procedures described in this proxy statement under Election of Directors. The Nominating and Corporate Governance Committee will also consider stockholder recommendations for candidates to the Board sent to the Committee c/o the Corporate Secretary. In order to submit a nomination or a recommendation, a stockholder must comply with provisions of applicable law and our Bylaws.

GOVERNANCE OF THE COMPANY
Strong corporate governance is an integral part of our core values. Our Board is committed to having sound corporate governance principles and practices. Please visit our website at www.realogy.com under the Governance page for the Board's Corporate Governance Guidelines, Director Independence Criteria, the Code of Ethics for Employees, the Code of Business Conduct and Ethics for Directors, the Board-approved charters for the Audit, Compensation and Nominating and Corporate Governance Committees and related information. These guidelines and charters may be obtained by writing to our Corporate Secretary at Realogy Holdings Corp., 175 Park Avenue, Madison, New Jersey 07940.
Corporate Governance Guidelines
Our Board has adopted Corporate Governance Guidelines that, along with the charters of the Board Committees, Director Independence Criteria, Code of Ethics for Employees and Code of Business Conduct and Ethics for Directors, provide the framework for our governance. The governance rules for companies listed on The New York Stock Exchange and those contained in the Securities and Exchange Commission (SEC) rules and regulations are reflected in the guidelines. The Board reviews these principles and other aspects of governance periodically. The Corporate Governance Guidelines are available on the Governance page of our website at www.realogy.com.
Director Independence Criteria
The New York Stock Exchange listing standards and our Corporate Governance Guidelines require the Board to affirmatively determine annually whether each Director satisfies the criteria for independence and has no material relationship with Realogy Holdings other than as a Director. The Board adopted the Director Independence Criteria set out below for its evaluation of the materiality of Director relationships with us. The Director Independence Criteria are available on the Governance page of our website at www.realogy.com.
A Director who satisfies all of the following criteria shall be presumed to be independent under our Director Independence Criteria:

•
Realogy Holdings does not currently employ, and has not within the last three years employed, the Director or any of his or her immediate family members (except, in the case of immediate family members, in a non-executive officer capacity).

•
The Director is not currently, and has not within the last three years been, employed by Realogy Holdings' present auditors, nor has any of his or her immediate family members been so employed (except in a non-professional capacity not involving Realogy Holdings' business).

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Neither the Director, nor any of his or her immediate family members, is, or has been within the last three years, part of an "interlocking directorate" in which an executive officer of Realogy Holdings serves on the compensation (or equivalent) committee of another company that employs the Director or his or her immediate family member as an executive officer.

•
The Director is not a current employee, nor is an immediate family member a current executive officer, of a company that has made payments to, or received payments from, Realogy Holdings for property or services in an amount in any of the last three fiscal years, exceeding the greater of $1,000,000 or 2% of such other company's consolidated gross revenues.

•
The Director currently does not have, and has not had within the past three years, a personal services contract with Realogy Holdings, its chairman and chief executive officer or other executive officer.

•
The Director has not received, and such Director's immediate family member has not received, during any twelve-month period within the last three years, more than $120,000 in direct compensation from Realogy Holdings (other than (i) Realogy Holdings Board of Director fees and committee fees, (ii) pension or other forms of deferred compensation from prior service so long as such compensation is not contingent in any way on continued service and (iii) in the case of an immediate family member, compensation as a non-executive officer employee of Realogy Holdings).

•
The Director is not currently an officer or director of a foundation, university or other non-profit organization to which Realogy Holdings Corp. within the last three years gave directly, or indirectly through the provision of services, more than the greater of (i) 2% of the consolidated gross revenues of such organization during any single fiscal year or (ii) $1,000,000.

Determination of Director Independence
In accordance with our Corporate Governance Guidelines and Director Independence Criteria, the Board undertook its annual review of the independence of its Directors. During this review, the Board considered whether there are any relationships between each Director (or any member of his or her immediate family) and us and our subsidiaries and affiliates. The Board also considered whether there were any transactions or relationships between Directors (or any member of their immediate family or any entity of which a Director or an immediate family member is an executive officer, general partner or significant equity holder) and us. The purpose of this review was to determine whether any such relationships or transactions existed that were inconsistent with a determination that the Director is independent.
As a result of this review, the Board affirmatively determined that the following Directors are independent of us and our management as required by The New York Stock Exchange listing standards and our Director Independence Criteria:
Raul Alvarez,
Jessica M. Bibliowicz,
Fiona P. Dias,
V. Ann Hailey,
Sherry M. Smith,
Brett White, and
Michael J. Williams.
All members of the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee are Independent Directors as required by The New York Stock Exchange listing standards, SEC rules as applicable and our Director Independence Criteria.
The Board follows a number of procedures to review, and if necessary and appropriate, approve material related party transactions.

•
Pursuant to its written charter, the Audit Committee must review and approve all material related party transactions, which include any related party transactions that we would be required to disclose pursuant to Item 404 of Regulation S-K promulgated by the SEC.

•
The Audit Committee also has a written policy with respect to the approval of transactions in which a related person has a material direct or indirect interest. In determining whether to approve a related party transaction, the Audit Committee will consider a number of factors including whether the related party transaction is on terms and conditions no less favorable to us than may reasonably be expected in arm's-length transactions with unrelated parties.

•
During 2014, the Audit Committee approved a related party transaction between a limited liability company owned by Jessica M. Bibliowicz and her husband and one of our Company-owned brokerages, in which the Company-owned brokerage provided brokerage services -- of the type it customarily provides and on similar terms -- to the limited liability company in connection with its purchase of real property. See "Executive Compensation - Related Party Transactions."

•	Each Board member answers a questionnaire designed to disclose conflicts and related party transactions.

•	We also review our internal records for related party transactions.

In making determinations of director independence, the Board took into consideration that several of our Independent Directors, before they joined the Board, and Ms. Bibliowicz in 2014, utilized the brokerage services of our Company-owned brokerages and/or our franchisees in the purchase or sale of residential real estate in the ordinary course and on similar terms to those offered to unrelated third parties in similar transactions. Based on a review of these standards and materials, none of the Directors determined by the Board to be independent had or has any material relationship with us other than as a Director.
Committees of the Board
The following describes our Board Committees and related matters. The composition of the Committees is provided immediately after.
Audit Committee
The purpose of the Audit Committee is to assist the Board in fulfilling its responsibility to oversee management regarding:

•	systems of internal control over financial reporting and disclosure controls and procedures;

•	the integrity of the financial statements;

•	the qualifications, engagement, compensation, independence and performance of the independent auditors and the internal audit function;

•	compliance with legal and regulatory requirements and the Company's ethics program;

•	review of material related party transactions; and

•	compliance with, adequacy of, and any requests for written waivers sought with respect to any executive officer or director under, the code of ethics.
The Audit Committee is charged with reviewing our policies with respect to risk assessment and risk management, including overseeing management of financial accounting and reporting and compliance risks, and steps undertaken by management to control these risks. The Board has direct oversight of operational and strategic risks while the Compensation Committee addresses compensation, talent management and succession planning related risks. For a more detailed discussion of the oversight of risk management, see "-- Oversight of Risk Management."
All members of the Audit Committee are Independent Directors under the Board's Director Independence Criteria and applicable SEC and listing standards. The Board in its business judgment has determined that all members of the Audit Committee are financially literate, knowledgeable and qualified to review financial statements in accordance with applicable listing standards. The Board has also determined that V. Ann Hailey, Michael J. Williams,

Jessica M. Bibliowicz and Sherry M. Smith are audit committee financial experts within the meaning of applicable SEC rules.
The Audit Committee Charter is available on the Governance page of our website at www.realogy.com.
Compensation Committee
The purpose of the Compensation Committee is to:

•
oversee management compensation policies and practices, including, without limitation, (i) determining and approving the compensation of the Chief Executive Officer and the other executive officers of Realogy Holdings and Realogy Group, (ii) reviewing and approving management incentive policies and programs and exercising discretion in the administration of such programs, (iii) reviewing and approving equity compensation programs for employees, and exercising discretion in the administration of such programs, and (iv) stock ownership and clawback policies applicable to the senior management group or other employees;

•
review and make recommendations to the Nominating and Corporate Governance Committee with respect to the compensation of and reimbursement and stock ownership policies for members of the Boards of Directors of Realogy Holdings and Realogy Group;

•	provide oversight concerning selection of officers, expense accounts and severance plans and policies of Realogy Holdings and Realogy Group;

•	review and discuss with management the Company's compensation discussion and analysis that is included in this proxy statement;

•
no less frequently than annually review the talent development and succession plans for the Company's executive officers (other than the CEO) and key individuals within the Company's senior leadership group (officers who report to the CEO's direct reports) and make recommendations to the Board as appropriate regarding possible successors for these positions; and

•
prepare an annual compensation committee report, provide regular reports to the Realogy Holdings and Realogy Group Boards, and take such other actions as are necessary and consistent with the governing law and the organizational documents of Realogy Holdings and Realogy Group.

For additional information regarding the Compensation Committee's processes and procedures, see below under "Executive Compensation—Compensation

Discussion and Analysis—Compensation Committee; Consultant; and Role of Chief Executive Officer."
As required by the rules of The New York Stock Exchange, all of the members of the Compensation Committee are Independent Directors under the Board's Director Independence Criteria and applicable listing standards. Each member of the Compensation Committee is a “Non-Employee” Director as defined in the Securities Exchange Act of 1934, as amended, and is an “outside director” as defined in section 162(m) of the Internal Revenue Code of 1986, as amended.
The Compensation Committee Report is provided below under the Executive Compensation section of this Proxy Statement. The Compensation Committee Charter is available on the Governance page on our website at www.realogy.com.
Nominating and Corporate Governance Committee
The principal duties and responsibilities of our Nominating and Corporate Governance Committee involve the oversight of Board governance practices, including the development of governance policies and practices and making recommendations to the Board relating to such policies and practices. These duties and responsibilities include the following:

•	implementation and review of criteria for membership on our Board of Directors and its committees;

•	identification and recommendation of proposed nominees for election to our Board of Directors and membership on its committees;

•	development of and recommendation to our Board of Directors of principles regarding corporate governance and related matters (including management succession planning);

•
review of, and make recommendations to the Board relating to, the compensation of and reimbursement and stock ownership policies for members of the Boards of Directors of Realogy Holdings and Realogy Group; and

•	overseeing the evaluation of the Board of Directors.
As required by the rules of The New York Stock Exchange, all of the members of the Corporate Governance Committee are Independent Directors under the Board's Director Independence Criteria and applicable listing standards.
The Corporate Governance Committee Charter is available on the Governance page on our website at www.realogy.com.

Committee Membership
The following chart provides the current committee membership:

Director (1)	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee
Raul Alvarez	—	M	—
Jessica M. Bibliowicz	M	—	—
Fiona P. Dias	—	M	M
V. Ann Hailey	C	—	M
Sherry M. Smith	M	—	—
Brett White	—	C	M
Michael J. Williams	M	M	C
Meetings held during 2014	12	5	5
_______________
M = Member
C = Chair
(1) Each member of each Committee is an Independent Director
The chart does not include Ad Hoc Acquisition Committee of the Board, which is formed to review and approve transactions with a purchase price in excess of $50 million. During 2014, an Ad Hoc Acquisition Committee comprised of Mr. Becker, Ms. Bibliowicz and Ms. Dias, was established to review and approve the ZipRealty acquisition and held one meeting, with all of the members attending the meeting.
During 2014, the Board held seven meetings.
Directors fulfill their responsibilities not only by attending Board and committee meetings but also through communication with the Chairman and CEO, the Lead Independent Director and other members of management relative to matters of mutual interest and concern to Realogy Holdings.
Each Director attended at least 75% of the aggregate total number of meetings of the Board and the committees of the Board on which the Director served.
Board Leadership Structure
The Board believes that Realogy's CEO is best situated to serve as Chairman because he is the Director most familiar with our business and industry and most capable of effectively identifying strategic priorities and leading the discussion and execution of strategy. While Independent Directors and management may have different perspectives and roles in strategy development, our governance practices promote and facilitate synthesis of these perspectives through regular direct communications between Directors and the Chairman and CEO. In addition, our Lead Independent Director frequently shares Independent Director insights and suggestions with the Chairman and CEO. Our Independent Directors bring experience, oversight and expertise from outside our company, while the CEO brings company-specific experience and expertise. The Board believes that the combined role of Chairman and CEO, complemented by a strong Lead Independent Director role, promotes strategy development and execution, and facilitates both dialog and information flow between management and the Board, all of which are essential to effective governance.
One of the key responsibilities of the Board is to review our strategic direction and hold management accountable for the execution of strategy once it is developed. The Board believes the combined role of Chairman and CEO, together with a Lead Independent Director having the duties described below, is in the best interest of stockholders because it provides the appropriate balance between strategy review and independent oversight of management. The Board selected Michael J. Williams, an independent Director who serves as Chair of the Nominating and Corporate Governance Committee, to serve as the Board's Lead Independent Director. In his capacity as Lead Independent Director, Mr. Williams leads the executive sessions of the non-management and independent directors, serves as a liaison between the Chairman and the other members of the Board including providing feedback to the Chairman from the other members of the Board after each meeting of the Board, coordinates with the non-management directors between meetings, assists the Chairman and Chief Executive Officer in preparing Board meeting agendas and schedules and has the authority to call meetings of the Independent or Non-Management Directors or of the entire Board.
Oversight of Risk Management
The Board has an active role, as a whole and also at the committee level, in overseeing management of our risks. The Board focuses on the most significant risks facing us and our general risk management strategy and seeks to ensure that risks undertaken by us are consistent with a level of risk that is appropriate for our Company and the achievement of our business objectives and strategies.
Realogy's enterprise risk management (“ERM”) program recognizes the framework issued in 2004 by the

Committee of Sponsoring Organizations of the Treadway Commission but it has fashioned a process that addresses our specific goals and objectives.
The Company’s Chief Accounting Officer, who reports to the Chief Financial Officer, has been responsible for implementing the Company’s ERM processes. At least annually, she presents to the Board a comprehensive review of the Company’s ERM processes. Her presentation includes an update on any significant new risks that have been identified and assessed during the year and the strategies management has developed for managing them.
At other meetings of the Board during the year, the Chief Accounting Officer presents updates on the Company’s ERM processes and specific potential risks and trends. In addition, the Chairman, Chief Executive Officer and President addresses as necessary at the regularly scheduled Board meetings any significant areas of risk requiring Board attention. In the course of reviewing the Company’s strategic initiatives throughout the year, and in one in-depth meeting devoted solely to strategy, the Board considers whether the strategies are appropriately aligned to mitigate the risks identified in the ERM process as well as to act upon opportunities intended to keep the Company well-positioned for the future.
The Board regularly reviews information regarding and risks associated with our finances, credit, liquidity, operations, legal and regulatory obligations, talent development, information technology (including cybersecurity risks) and business strategy.
The Audit Committee is charged with reviewing our policies with respect to risk assessment and risk management, including overseeing management of financial accounting and reporting and compliance risks, and steps undertaken by management to control these risks. Our Compensation Committee is responsible for overseeing the management of risks relating to our executive compensation. The Nominating and Corporate Governance Committee oversees the management of risks associated with the independence of the Board and potential conflicts of interest. While each committee is responsible for evaluating certain risks and overseeing the management of risks, the entire Board of Directors is regularly informed about our risks through committee reports and management presentations.
As part of its oversight of the Company's executive compensation program, the Compensation Committee considers the impact of the Company's executive compensation program, and the incentives created by the compensation awards that it administers, on the Company's risk profile. In addition, the Company reviews all of its compensation policies and procedures, including the incentives that they create and factors that may reduce the likelihood of excessive risk taking, to determine whether they present a significant risk to the Company. Based on this review, the Company has concluded that its compensation policies and procedures are not reasonably likely to have a material adverse effect on the Company.
While the Board and the committees oversee our risk management, our CEO and other senior management are primarily responsible for day-to-day risk management analysis and mitigation and report to the full Board or the relevant committee regarding risk management. We believe this division of responsibility is the most effective approach for addressing our risk management.
Succession Planning
The Board is responsible for the development, implementation and periodic review of a succession plan for our Chief Executive Officer and each member of the Executive Leadership Committee, which includes the Chief Financial Officer, the Chief Executive Officer of each of the four business units, the Chief Information Officer and the General Counsel. The Board works with the Compensation Committee (and, as appropriate, the Nominating and Corporate Governance Committee) with respect to the Company's programs and plans in the areas of talent development and succession planning and the July/August meetings of the Compensation Committee and the Board are focused on these areas.
As discussed more fully under "Executive Compensation—Compensation Discussion & Analysis," under the Board's direction, the Company hired a new Chief Information Officer in early 2014, whose responsibilities include information security and the development and implementation of a three-year plan to modernize the Company's information technology platforms.
The Board of Directors has also developed an “emergency” succession plan in the event of an unexpected disability or inability of our Chairman and Chief Executive Officer to perform his duties.
Executive Sessions of Non-Management Directors
and Independent Directors
The Board meets regularly without any members of management present and at least once a year with only Independent Directors present. The Lead Independent Director chairs these sessions.
Communications with the Board and Directors
Stockholders and other parties interested in communicating directly with the Board, an individual non-management Director or Independent Director or the non-management Directors or Independent Directors as a group may do so by writing our Corporate Secretary at Realogy Holdings Corp., 175 Park Avenue, Madison, New Jersey 07940. The Corporate Secretary will forward the correspondence only to the intended recipients. However, prior to forwarding any correspondence, the Corporate Secretary will review it and, in her discretion, not forward correspondence deemed to be of a commercial nature or otherwise not appropriate for review by the Directors.
Director Attendance at Annual Meeting of Stockholders
As provided in the Board's Corporate Governance Guidelines, Directors are expected to attend our annual meeting of stockholders absent exceptional cause.
Code of Business Conduct and Ethics
Our Board has adopted a code of ethics (the "Code of Conduct") which applies to all officers and employees, including our principal executive officer, principal financial officer and principal accounting officer. The Code of Conduct is available on the Governance page of Realogy's website at www.realogy.com. The purpose of the Code of Conduct is to promote honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships; to promote full, fair, accurate, timely and understandable disclosure in periodic reports required to be filed by the Company; and to promote compliance with all applicable rules and regulations that apply to the Company and its officers.
Ethisphere® Institute, the leading international business ethics think-tank, has recognized us as one of the World's Most Ethical Companies in 2012, 2013 and 2014.
The Board has adopted a Code of Business Conduct and Ethics for Directors with ethics guidelines specifically applicable to Directors. The Code of Business Conduct and Ethics for Directors is available on the Governance page of Realogy's website at www.realogy.com.
Copies of the Code of Conduct and the Code of Business Conduct and Ethics for Directors may also be obtained free of charge by writing to our Corporate Secretary. We will disclose on our website any amendment to or waiver from a provision of our Code of Conduct that applies to our CEO, CFO or Chief Accounting Officer.
Compensation of Directors
Independent Directors and the sole Non-Management Director receive compensation for Board service designed to compensate them for their Board responsibilities and align their interests with the long-term interests of stockholders. Directors who are members of management receive no compensation for Board service.
The Board has established guidelines with respect to the compensation of our Directors. These guidelines designate a portion of the compensation of our Directors to be paid in restricted stock unit awards. The Board also has established stock ownership guidelines for Directors as discussed under "Governance of the Company—Independent and Non-Management Director Stock Ownership Guidelines" pursuant to which the Non-Management Directors must retain a meaningful portion of their equity compensation.

The following table sets forth the compensation for services payable to our Directors:

Compensation(1)
Annual Director Retainer(2)	$180,000
New Director Equity Grant(3)	100,000
Board and Committee Meeting Attendance Fee	—
Lead Independent Director Fee	25,000
Audit Committee Chair	20,000
Audit Committee Member	10,000
Compensation Committee Chair	15,000
Compensation Committee Member	7,500
Corporate Governance Committee Chair	10,000
Corporate Governance Committee Member	5,000
_______________

(1)
Members of the Board who are also officers or employees of Realogy Holdings or its subsidiaries (e.g., our Chairman and Chief Executive Officer) do not receive compensation for serving as directors. A Chair of a committee receives a Chair fee as well as a fee as a member of that committee.

(2)
The annual Director retainer (the "Retainer") is paid as follows: $70,000 in cash, payable in quarterly installments, and $110,000 in the form of restricted stock units. The restricted stock units vest one year following the date of grant (or in the case of a new director appointed in between annual meetings of stockholders, the award is pro-rated for the period between the date of grant and the following April 30th and vest on or about the following April 30th). Prior to May 2013, the guidelines provided for a non-qualified option grant rather than a restricted stock unit award. The options have a term of ten years, an exercise price equal to the fair market value of the common stock on the date of grant, and become exercisable at the rate of 25% per year, commencing one year from the date of grant.

(3)	The grant is made in the form of restricted stock units that vest over a three-year period, in equal annual installments commencing one year from the date of grant.

The cash fees are paid in advance on a quarterly basis on the first day of a quarter and the stock portion of the Annual Retainer is granted immediately following the annual meeting of stockholders (or in the case of Directors joining the Board between annual meetings, on the date they are appointed to the Board, with the amount pro-rated for the period from the date of grant until the immediately following April 30th). Directors may elect to receive fully vested shares of Common Stock in lieu of cash.
A Director may also defer cash fees and eligible equity awards, including restricted stock units, under the Realogy Deferred Compensation Plan. Cash fees deferred will be in the form of restricted stock units settleable in shares of Realogy Holdings common stock; the number of restricted stock units issuable in connection with a deferral of cash fees will be calculated by dividing the amount of the deferred cash fees by the fair market of the common stock on the date of grant. Generally, a Director's deferral will be paid on a fixed date elected by the Director, or, if earlier, on the first anniversary following a Director's separation from service for elections made prior to December 11, 2014 or on the first business day of the quarter following a Director's separation of service for elections made on or after December 11, 2014. A Director may elect to defer to receive deferred payments in a single lump-sum payment or payments over time.
A Director who serves on our Board of Directors does not receive any additional compensation for service on the Board of Directors of our subsidiaries, unless there shall be a committee of any such subsidiary where there is not a corresponding committee of the Company.

The following sets forth information concerning the compensation of our Independent and Non-Management Directors in 2014:

Name	Fees Earned or Paid in Cash ($) (1)	Stock Awards ($) (2)(3)	Total ($)
Raul Alvarez	$77,500	$110,000	$187,500
Marc E. Becker	70,000	143,000	213,000
Jessica M. Bibliowicz	80,000	110,000	190,000
Fiona P. Dias	82,500	110,000	192,500
V. Ann Hailey	105,000	110,000	215,000
Sherry M. Smith	6,700	146,000	152,700
Brett White	97,500	110,000	207,500
Michael J. Williams	127,500	110,000	237,500
_______________

(1)
For Mr. Alvarez, represents fees earned in cash but paid in deferred stock units and for Messrs. Becker and Williams, one-half of the fees earned in cash were paid in stock pursuant to an election effective July 1, 2014.

(2)
The table reflects the grant date fair value of restricted stock unit awards granted to the Directors listed in the table (other than Ms. Smith) in May 2014 immediately following the 2014 Annual Meeting of Stockholders, computed in accordance with FASB ASC Topic 718, each with a grant date fair value of $110,000 representing the equity portion of the annual Director retainer. In the case of Mr. Becker, the table also reflects the grant date fair value of $33,000 for a restricted stock unit award made in January 2014 when he began receiving compensation as a Director, as payment of the equity portion of the annual Director retainer for the period ending with the 2014 Annual Meeting of Stockholders and based upon the then $100,000 annualized Director equity retainer. The restricted stock unit awards granted to Ms. Smith had a grant date fair value of $146,000 (consisting of $100,000 for the New Director Equity Grant and $46,000, representing the pro rated amount of the $110,000 annualized Director equity retainer, for the period from December 10, 2014 -- the date of grant -- until April 30, 2015). The assumptions we used in determining the grant date fair value are described in Note 12, "Stock-Based Compensation" to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2014.

(3)
As of December 31, 2014, each of the Independent and Non-Management Directors held the following aggregate number of restricted stock and/or restricted stock unit awards: Mr. Alvarez—4,179 shares; Mr. Becker—2,579 shares; Ms. Bibliowicz——3,952 shares; Ms. Dias—3,952 shares; Ms. Hailey—3,514 shares; Ms. Smith— 3,295 shares; Mr. White—2,579 shares; and Mr. Williams—2,579 shares. As of December 31, 2014, each of the Independent Directors held the following aggregate number of deferred stock units: Mr. Alvarez—4,814 shares; Ms. Bibliowicz——687 shares; Ms. Dias—3,275 shares; Ms. Hailey—1,973 shares; and Mr. White—3,002 shares.

(4)
As of December 31, 2014, each of the following Independent Directors held options to purchase the aggregate number of shares as follows: Ms. Hailey—17,364 options; Mr. White—6,488 options; and Mr. Williams—9,573 options.

Independent and Non-Management Director Stock Ownership Guidelines
To create linkage with stockholders, the Board has established guidelines that require each Independent and Non-Management Director to beneficially own an amount of our stock equal to at least five times the cash portion of the annual director retainer (or $350,000 of value based upon the current $70,000 cash portion of the annual retainer) by May 2018 or within five years of joining the Board. Shares of Realogy common stock, deferred stock units, vested stock options and unvested restricted stock and restricted stock units count as stock ownership, though the value of vested stock options cannot exceed 50% of the applicable ownership level. Unvested stock options are not counted.
Ownership of Our Common Stock
The following table sets forth information regarding the beneficial ownership of Common Stock as of March 6, 2015 by (i) each person known to beneficially own more than 5% of the Common Stock, (ii) each of our named executive officers, (iii) each member of the Board of Directors and (iv) all of our executive officers and members of the Board of Directors as a group. At March 6, 2015, there were 146,517,304 shares of Common Stock outstanding.
The amounts and percentages of Common Stock beneficially owned are reported on the basis of SEC regulations governing the determination of beneficial ownership of securities. Under the rules of the SEC, a person is deemed to be a "beneficial owner" of a security if that person has or shares "voting power," which includes the power to vote or to direct the voting of such security, or "investment power," which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. Under these rules, more than one person may be deemed a beneficial owner of the same securities and a person may be deemed a beneficial owner of securities as to which he or she has no economic interest.

Except as indicated by footnote, the persons named in the table below have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership of Common Stock	Percentage of Common Stock
Lone Pine Capital LLC (1)	10,406,478	7.12%
FMR LLC (2)	10,087,885	6.90%
Paulson & Co. Inc. (3)	9,225,000	6.31%
The Vanguard Group (4)	8,726,266	5.96%
Richard A. Smith (5)	834,790	*
Anthony E. Hull (6)	208,893	*
Kevin J. Kelleher (7)	58,051	*
Alexander E. Perriello, III (8)	146,185	*
Bruce Zipf (9)	154,905	*
Raul Alvarez (10)	—	—
Marc E. Becker (11)	4,630	*
Jessica M. Bibliowicz (12)	4,296	*
Fiona P. Dias (13)	2,579	*
V. Ann Hailey (14)	28,937	*
Sherry M. Smith (15)	—	—
Brett White (16)	5,823	*
Michael J. Williams (17)	11,773	*
Directors and executive officers as a group (17 persons) (18)	1,789,729	1.2%
_______________

*	Less than one percent.

(1)
The information in the table is based solely upon Amendment No. 2 to Schedule 13G filed by such person with the Securities and Exchange Commission ("SEC") on February 17, 2015. The principal address for Lone Pine Capital LLC is Two Greenwich Plaza, Greenwich, Connecticut 06830. Lone Pine Capital LLC reported shared voting and dispositive power over all 10,406,478 shares of Common Stock.

(2)
The information in the table is based solely upon Amendment No. 2 to Schedule 13G filed by such person with the SEC on February 13, 2015. The principal address for FMR LLC is 245 Summer Street, Boston, Massachusetts 02210. FMR reported sole dispositive power over all 10,087,885 shares of Common Stock and sole voting power over 646,386 shares of Common Stock.

(3)
The information in the table is based solely upon Amendment No. 2 to Schedule 13G filed by such person with the SEC on February 17, 2015. The principal address for Paulson & Co. Inc. is 1251 Avenue of the Americas, 50th Floor, New York, New York 10020. Paulson & Co. Inc. reported sole voting and dispositive power over all 9,225,000 shares of Common Stock.

(4)
The information in the table is based solely upon Amendment No. 1 to Schedule 13G filed by such person with the SEC on February 10, 2015. The principal address for the Vanguard Group is 100 Vanguard Blvd., Malvern, Pennsylvania 19355. Vanguard reported sole voting power over 143,498 shares of Common Stock, sole dispositive power over 8,595,001 shares of Common Stock and shared dispositive power over 131,265 shares of Common Stock.

(5)
Includes 481,671 shares of Common Stock underlying options and 31,591 shares subject to vesting under restricted stock agreements. Does not include an additional 342,883 shares of Common Stock underlying options, 25,823 shares of Common Stock subject to a performance restricted stock unit award or shares issuable under performance share unit awards that do not become exercisable or issuable within 60 days of March 6, 2015.

(6)
Includes 145,171 shares of Common Stock underlying options. Does not include an additional 100,217 shares of Common Stock underlying options, 26,903 shares of Common Stock subject to restricted stock unit or performance restricted stock unit awards, shares issuable under performance share unit awards or 9,700 shares issuable under deferred stock units that do not become exercisable, issuable or settleable within 60 days of March 6, 2015.

(7)
Includes 28,488 shares of Common Stock underlying options and 6,393 shares subject to vesting under restricted stock agreements. Does not include an additional 61,408 shares of Common Stock underlying options, 10,155 shares of Common Stock subject to restricted stock unit or performance restricted stock unit awards or shares issuable under performance share unit awards that do not become exercisable or issuable within 60 days of March 6, 2015.

(8)
Includes 117,482 shares of Common Stock underlying options and 8,094 shares subject to vesting under restricted stock agreements. Does not include an additional 73,976 shares of Common Stock underlying options, 14,290 shares of Common Stock subject to restricted stock unit or performance restricted stock unit awards or shares issuable under performance share unit awards that do not become exercisable or issuable within 60 days of March 6, 2015.

(9)
Includes 117,570 shares of Common Stock underlying options and 7,798 shares subject to vesting under restricted stock agreements. Does not include an additional 81,642 shares of Common Stock underlying options, 15,131 shares of Common Stock subject to restricted stock unit or performance restricted stock unit awards or shares issuable under performance share unit awards that do not become exercisable or issuable within 60 days of March 6, 2015.

(10)
Does not include 1,600 shares of Common Stock subject to restricted stock unit awards or 7,832 shares issuable under deferred stock units that will not vest or become settleable within 60 days of March 6, 2015.

(11) Includes 2,579 shares subject to vesting under a restricted stock unit award.

(12)
Includes 2,579 shares subject to vesting under a restricted stock unit award. Does not include 1,373 shares of Common Stock subject to restricted stock unit awards or 687 shares issuable under deferred stock units that will not vest or become settleable within 60 days of March 6, 2015.

(13)
Consists of 2,579 shares subject to vesting under a restricted stock unit award. Does not include an additional 1,373 shares of Common Stock subject to restricted stock unit awards or 3,275 shares issuable under deferred stock units that will not vest or become settleable within 60 days of March 6, 2015.

(14)
Includes 16,073 shares of Common Stock underlying options and 935 shares subject to vesting under restricted stock agreements. Does not include an additional 1,291 shares of Common Stock issuable upon the exercise of options or 4,552 shares issuable under deferred stock units that will not become settleable within 60 days of March 6, 2015.

(15)
Does not include 2,259 shares of Common Stock subject to vesting under a restricted stock unit award or 1,036 shares issuable under deferred stock units that will not vest or become settleable within 60 days of March 6, 2015.

(16)
Consists of 3,244 shares of Common Stock underlying options and 2,579 shares subject to vesting under a restricted stock unit award. Does not include an additional 3,244 shares of Common Stock underlying options that remain subject to vesting or 3,002 shares issuable under deferred stock units that will not become settleable within 60 days of March 6, 2015.

(17)
Includes 4,786 shares of Common Stock underlying options and 2,579 shares subject to vesting under a restricted stock unit award. Does not include an additional 4,787 shares of Common Stock underlying options that do not become exercisable within 60 days of March 6, 2015.

(18)
Includes or excludes, as the case may be, shares of Common Stock as indicated in the preceding footnotes. In addition, with respect to our other executive officers who are not named executive officers, this amount includes 213,020 shares of Common Stock underlying options and 12,631 shares issuable under restricted stock awards, but does not include 168,456 additional shares of Common Stock issuable upon exercise of options, 35,146 shares subject to restricted stock unit or performance restricted stock unit awards, 1,950 shares issuable under deferred stock units or shares issuable under performance share unit awards that do not become exercisable, issuable or settleable within 60 days of March 6, 2015.

Section 16(a) Beneficial Ownership Reporting Compliance
Our Directors and executive officers and our ten percent stockholders are required to file with the SEC reports of ownership and changes in ownership of our Common Stock. All 2014 reports were filed on time.

ELECTION OF DIRECTORS
Process for Nominating Directors
The Nominating and Corporate Governance Committee of our Board of Directors, which we refer to in this "Election of Directors" section as the "Committee," is responsible for identifying, recruiting, evaluating and recommending to the Board nominees for election at the 2015 Annual Meeting of Stockholders (and any adjournments or postponements of the meeting) (the "Annual Meeting").
Identification and Evaluation Process. The process for identifying and evaluating nominees to the Board is initiated by Committee and Board discussions concerning the skills and competencies of the current membership of the Board. While the Board does not have any mandatory policies with respect to rotation of Committee assignments or chairs, its process for identifying and evaluating nominees does take into account the periodic rotations of committee chairs and committee members. Its process also seeks to address both short-term and longer-term needs of the Board. Once the need for a new Director has been determined, the Board begins a process to identify a candidate who meets the criteria for selection as a nominee and has the specific qualities or skills being sought based on input from members of the Board, management, stockholders or others and, if the Committee deems appropriate, a third-party search or board advisory firm. To help the Committee determine whether director nominees qualify to serve on our Board and would contribute to the Board's current and future needs, candidates undergo a series of interviews with, and evaluations by, the CEO, the Chair of the Committee and generally one or more other members of the Committee. In addition, candidates complete questionnaires regarding their backgrounds, qualifications, skills and potential conflicts of interest. Candidates are evaluated by the Committee by reviewing the candidates' biographical information and qualifications and checking the candidates' references. Using the input from the interviews and other information it has obtained, the Committee evaluates whether the prospective candidate is qualified to serve as a Director and whether the Committee should recommend to the Board that the Board nominate the prospective candidate for election by the stockholders or to fill a vacancy on the Board.
Stockholder Nominations and Bylaw Procedures. The Committee will consider written proposals from stockholders for nominees for Director. Nominations should be submitted to the Committee, c/o the Corporate Secretary, and include at least the following: name of the stockholder and evidence of such person's ownership of our Common Stock, number of shares owned and the length of time of ownership, name of the candidate, the candidate's resume or a listing of his or her qualifications to be a Director and the candidate's consent to be named as a Director if selected by the Committee and nominated by the Board.
Our Bylaws establish procedures pursuant to which a stockholder may nominate a person for election to the Board. Our Bylaws, as amended by our Board effective November 4, 2014, have been filed as an exhibit to our Current Report on Form 8-K filed on November 10, 2014. To nominate a person for election to the Board, a stockholder must set forth all information relating to the nominee that is required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of Directors or is otherwise required in each case pursuant to Section 14 under the Securities Exchange Act of 1934, as amended (and the related rules and regulations). Such notice must also contain information specified in the Bylaws as to the Director nominee, information about the stockholder making the nomination, including name and address, number of shares owned, and representations regarding the intention to make such a nomination and to solicit proxies in support of it. We may require any proposed nominee to furnish information concerning his or her eligibility to serve as an Independent Director or that could be material to a reasonable stockholder's understanding of the independence of the nominee.
To nominate a person for election to the Board at our annual meeting of stockholders, written notice of a stockholder nomination must be delivered to our Corporate Secretary not less than 90 nor more than 120 days prior to the anniversary date of the prior year's annual meeting. However, if our annual meeting is advanced or delayed by more than 30 days from the anniversary date of the previous year's meeting, a stockholder's written notice will be timely if it is delivered by no later than the close of business on the 10th day following the day on which public disclosure of the date of the annual meeting is made or the notice of the date of the annual meeting was mailed, whichever occurs first. A stockholder may make nominations of persons for election to the Board at a special meeting if the stockholder delivers written notice to our Corporate Secretary not later than the close of business on the 10th day following the day on which public disclosure of the date such special meeting was made or notice of such special meeting was mailed, whichever occurs first. At a special meeting of stockholders, only such business may be conducted as shall have been brought before the meeting under our notice of meeting.
The Committee intends to use a substantially similar evaluation process as described herein for candidates identified by directors or management to evaluate nominees for Director recommended by stockholders.
General Qualifications. The Board believes all directors should possess certain personal characteristics, including personal and professional integrity, substantial professional achievement, sound business judgment and vision, to serve on our Board. We believe these characteristics are necessary to establish a competent, ethical and well-functioning Board that best represents the interests of our business, stockholders, employees, business partners and consumers. Under our Corporate Governance Guidelines (the "Guidelines"), when evaluating the suitability of individuals for nomination, the Committee seeks individuals from diverse professional and personal backgrounds who combine a broad spectrum of experience and expertise relevant to Realogy. The Committee takes into account many factors, including but not limited to: the individual's general understanding of the varied disciplines relevant to the success of a midcap publicly traded company in today's business environment; understanding of the real estate market and/or an understanding of other relevant business models (e.g., franchising and businesses that have a significant focus on branding); professional expertise and educational background; experience as a director of a publicly-traded company; and other factors described below. The Committee also considers an individual's ability to devote sufficient time and effort to fulfill his or her Realogy responsibilities, taking into account the individual's other commitments. In addition, the Committee considers whether an individual meets various independence requirements, including whether his or her service on boards and committees of other organizations is consistent with our conflicts of interest policy, and when searching for a candidate to serve on the Audit Committee, financial expertise.
When determining whether to recommend a director for re-election, the Committee also considers the director's attendance at Board and committee meetings and participation in, and contributions to, Board and committee activities. In addition, under the Guidelines, the Committee generally will not recommend, and the Board will not approve, the nomination for re-election of an independent director who has reached the age of 75, unless the Committee, on an annual basis, waives or continues to waive, the mandatory age limitation. An employee director must offer his or her resignation from the Board upon ceasing to be a Realogy officer though the Committee has the discretion as to whether or not it should accept the resignation.
Diversity. The Guidelines provide that the Committee will consider factors that promote diversity of views and experience when evaluating the suitability of individuals for nomination. While we have no formal written policy regarding what specific factors would create a diversity of views and experience, the Committee recognizes diversity's significant benefit to the Board and Realogy, as varying viewpoints contribute to a more informed and effective decision-making process.

As shown below, our current directors, including our three nominees, have varied experiences, backgrounds and personal characteristics, which ensure that the Board will have diverse viewpoints, enabling it to effectively represent our business, stockholders, employees, business partners and consumers:

•	five directors (including our CEO) are current or former chief executive officers or presidents of mid or large-cap publicly-traded companies;

•	four directors have significant industry knowledge;

•	four directors are women;

•	one director is Hispanic;

•	one director is Asian; and

•	the age range for the directors is 42-64.
Individual Skills and Experience. When evaluating potential director nominees, the Committee considers each individual's professional expertise and educational background in addition to the general qualifications. The Committee evaluates each individual in the context of the Board as a whole. The Committee works with the Board to determine the appropriate mix of backgrounds and experiences that would establish and maintain a Board that is strong in its collective knowledge, allowing the Board to fulfill its responsibilities, represent our stockholders' interests and best perpetuate our long-term success. The Committee conducts annual evaluations of the Board, the Board's committees and individual directors that assess the experience, skills, qualifications, diversity and contributions of each individual and of the group as a whole.
The Committee regularly communicates with the Board to identify characteristics, professional experience and areas of expertise that will help meet specific Board needs, including:

•	industry knowledge, which is vital in understanding and reviewing our strategy;

•
significant operating experience as current or former executives, which gives directors specific insight into, and expertise that fosters active participation in, the development and implementation of our operating plan and business strategy;

•
leadership experience, as directors who have served in significant leadership positions possess strong abilities to motivate and manage others and to identify and develop leadership qualities in others;

•
accounting, financial and/or capital markets expertise, which enables directors to analyze our financial statements, capital structure and complex financial transactions and oversee our accounting and financial reporting processes;

•	technology and/or marketing experience; and

•	public company board and corporate governance experience at mid-cap or large publicly traded companies, which provides directors with a solid understanding of their extensive and complex oversight responsibilities and furthers our goals of greater transparency, accountability for management and the Board and protection of stockholders' interests.

The following table highlights each director's specific skills, knowledge and experiences. A particular director may possess other skills, knowledge or experience even though they are not indicated below.

	Industry	Operating	Leadership	Accounting and Financial	Technology and Marketing	Public Company Board/ Corporate Governance
Director Nominees
Richard A. Smith	x	x	x			x
Marc E. Becker	x			x		x
Michael Williams	x	x	x	x		x
Other Directors
Raul Alvarez		x	x	x	x	x
Jessica M. Bibliowicz		x	x	x		x
Fiona P. Dias		x	x		x	x
V. Ann Hailey		x	x	x	x	x
Sherry M. Smith			x	x		x
Brett White	x	x	x	x		x
The Board believes that all of the directors, including the three director nominees, are highly qualified. As the table shows, the directors have significant leadership and professional experience, knowledge and skills that qualify them for service on our Board. As a group they represent diverse views, experiences and backgrounds. With the exception of Mr. Smith, our Chairman and Chief Executive Officer, and Mr. Becker, a partner of Apollo, all of our Directors satisfy all of our independence requirements. All directors possess the personal characteristics that are essential for the proper and effective functioning of the Board. Each director biography below contains additional information regarding his or her professional experience, qualifications and skills.
Board of Directors
At the date of this proxy statement, the Board of Directors consists of nine members, seven of whom are Independent Directors under The New York Stock Exchange listing standards and our corporate governance documents.
The Board is currently divided into three classes each with three-year terms which are staggered so that one-third of the Directors, or as near to one-third as possible, are elected at each annual meeting for three-year terms. At the 2014 annual meeting, our stockholders approved amendments to our Certificate of Incorporation to eliminate the classification of our Board on a rolling basis commencing with this Annual Meeting. The Third Amended and Restated Certificate of Incorporation provides that those Directors elected prior to 2015 will serve out the remainder of their three-year terms, and commencing with this Annual Meeting, Directors elected to succeed Directors whose terms expire at an annual meeting are elected annually for terms expiring at the next succeeding annual meeting. Newly created Board seats will continue to be allocated to the classes until declassification is completed at the 2017 annual meeting of stockholders, and Directors appointed to fill newly created Board seats or vacancies will hold office for a term that coincides with the remaining term of the relevant class.
Our Board composition has undergone significant change since October 10, 2012, the effective date of our initial public offering. At the time of the initial public offering, our Board was comprised of four nominees of Apollo, our Chairman and CEO and one Independent Director. Since then, in connection with Apollo's sale of its equity interest in the Company through two secondary public offerings in April and July 2013, three of the four Apollo nominees resigned (with Mr. Becker continuing to serve on the Board but not as a "nominee" of Apollo), and to add diversity and breadth to our Board and to comply with The New York Stock Exchange listing requirements, we have added six Independent Directors.
The six Independent Directors added since our initial public offering were identified as follows:

•	Three Independent Directors—Messrs. Williams, White and Alvarez—were identified by the Chairman, and appointed in November 2012, January 2013 and August 2013, respectively.

•	Ms. Bibliowicz, appointed in June 2013, was identified by a Non-Management Director (Mr. Becker).

•
Ms. Dias, appointed in June 2013, was identified pursuant to a search conducted by SpencerStuart, a search firm the Board retained in 2013 to assist the Committee and the Board in the search for a candidate for the Board with experience in technology (including disruptive technologies) and social media.

•
Ms. Smith, appointed in December 2014, was identified in a search conducted by Heidrick & Struggles, a search firm the Board retained in 2014 to assist the Committee and the Board in the search for a candidate for the Board with experience in finance and accounting and with experience as a chief financial officer of a publicly-traded company.

Four of our nine directors have been elected by our public stockholders.
In February 2015, the Committee recommended, and the Board nominated, Richard A. Smith, Marc E. Becker and Michael J. Williams for election at the Annual Meeting. The three nominees, all of whom are current Class III Directors, are standing for election as directors to hold office for a one-year term expiring in 2016 or until her successor has been duly elected and qualified. Each nominee has consented to his nomination for election to the Board.
The information below regarding the age of each director nominee and the current Class I and Class II Directors is as of March 1, 2015, and includes each director's professional experience, educational background and qualifications. The information also sets forth the public company directorships each director currently holds or has held during the past five years.
If a director nominee should become unavailable to serve as a director, an event that we do not anticipate occurring, the persons named as proxies intend to vote the shares for the person whom the Board may designate to replace that nominee. In lieu of naming a substitute, the Board may reduce the number of directors on our Board.
See "Related Party Transactions" for a summary of the Securityholders Agreement with Paulson & Co. Inc. on behalf of the several investment funds and accounts managed by it (together with such investment funds and accounts, "Paulson"), under which Paulson has the right, among other things, to either nominate a member of, or designate a non-voting observer to attend all meetings of, our Board of Directors. Paulson has not exercised this right since January 22, 2013.
Stockholder Voting for Election of Directors
Pursuant to the Bylaws, Directors are each elected by a majority of the votes cast with respect to that nominee in uncontested elections. This means that the number of votes cast "for" each Director nominee must exceed the number of votes cast "against" that nominee. Any abstentions or broker non-votes are not counted as votes cast "for" or "against" that nominee's election and will have no effect on the election of Directors.
Under the Board's Director Resignation Policy, each incumbent Director who fails to receive the required vote for election or re-election in an uncontested election is required to submit a contingent, irrevocable resignation that the Board may accept. The Committee is required to make a recommendation to the Board as to the action to be taken with respect to the tendered resignation. In making this recommendation, the Committee will consider all factors deemed relevant by its members.
The Board is required to act on the resignation within 90 days following the date of the stockholders' meeting at which the election of the Directors occurred. In considering the Committee's recommendation, the Board will consider the information, factors and alternatives considered by the Committee and such additional information, factors and alternatives the Board believes to be relevant. We will promptly publicly disclose the Board's decision and process in a report filed with the SEC. Any Director who tenders his or her resignation under this process will not participate in the Committee recommendation or Board consideration regarding whether or not to accept the tendered resignation. However, such Director shall remain active and engaged in all other Committee and Board activities, deliberations and decisions during this Committee and Board process.
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS
A VOTE FOR THE ELECTION OF THE NOMINEES,
RICHARD A. SMITH, MARC E. BECKER AND MICHAEL J. WILLIAMS.

Nominees for Election to the Board for a
One-Year Term Expiring at the 2016 Annual Meeting
Marc E. Becker, age 42, has served as a director since April 2007 and served as Chair of the Nominating and Corporate Governance Committee from October 2012 until July 22, 2013 and Chair of the Compensation Committee from February 2008 until July 22, 2013. Mr. Becker is a partner of Apollo. He has been employed by Apollo since 1996. Prior to that time, Mr. Becker was employed by Smith Barney Inc. within its Investment Banking division. Mr. Becker also serves on the boards of directors of Affinion Group, Inc., Affinion Group Holdings, Inc., Apollo Residential Mortgage, Inc., Vantium Management, L.P., Novitex Holdings, Inc., CEVA Holdings LLC, and Pinnacle Agriculture Holdings, LLC. During the past five years, Mr. Becker also served as a director of Vantium Capital, Inc. from January 2007 to October 2012, Quality Distribution, Inc. from June 1998 to May 2011, SourceHOV Holdings Inc. from January 2006 to May 2011 and Evertec, Inc. from September 2010 to December 2013.
Mr. Becker is affiliated with Apollo, has significant experience making and managing private equity investments on behalf of Apollo and led the Apollo diligence team for the Realogy acquisition in 2007. He was intimately involved in the management of Apollo's investment in the Company from the acquisition date until Apollo sold its remaining equity interest in the Company in July 2013.
Richard A. Smith, age 61, has served as our President and Chief Executive Officer since November 13, 2007, as Chairman of the Board since March 2012, and as a director since our separation from Cendant in July 2006. Prior to November 13, 2007, he served as our Vice Chairman of the Board of Directors and President. Mr. Smith was Senior Executive Vice President of Cendant from September 1998 until our separation from Cendant in July 2006 and Chairman and Chief Executive Officer of Cendant's Real Estate Services Division from December 1997 until our separation from Cendant in July 2006. Mr. Smith was President of the Real Estate Division of HFS from October 1996 to December 1997 and Executive Vice President of Operations for HFS from February 1992 to October 1996. Under the terms of his employment agreement, Mr. Smith serves as a member of the Board of Directors of Realogy during his employment term. His current term of employment ends on April 10, 2016, subject to automatic renewal for an additional one year pursuant to the terms of the employment agreement if neither party provides a 90-day notice of non-renewal.
Mr. Smith's current responsibilities as Chief Executive Officer and his leadership as President prior thereto and as the head of our business while it was a part of Cendant make him well qualified to serve on the Board of Directors.

Michael J. Williams, age 57, has been a director and a member of the Audit Committee and the Nominating and Corporate Governance Committee since November 1, 2012 (and as Chair of the Nominating and Corporate Governance Committee since August 2013), and a member of the Compensation Committee since January 7, 2013. Mr. Williams also has served as Lead Independent Director (or presiding director) since November 2013 and for three months prior thereto served as the ad hoc presiding director. From November 2012 to June 2014, Mr. Williams served as a senior advisor to Sterling Partners, a private equity firm with offices in Chicago and Baltimore and as non-executive chairman of the board of directors of Prospect Mortgage LLC, a Sterling Partners' portfolio company. Since June 2014, Mr. Williams has served as Chief Executive Officer and Chairman of Prospect Mortgage LLC. He served as President and Chief Executive Officer of Fannie Mae, and a member of its board of directors and executive committee, from April 2009 to June 2012. He previously served as Fannie Mae's Executive Vice President and Chief Operating Officer from November 2005 to April 2009. Mr. Williams also served as Fannie Mae's Executive Vice President for Regulatory Agreements and Restatement from February 2005 to November 2005, as President, Fannie Mae eBusiness from July 2000 to February 2005 and as Senior Vice President, e-commerce from July 1999 to July 2000. Prior to this, Mr. Williams served in various roles in the Single-Family and Corporate Information Systems divisions of Fannie Mae. Mr. Williams joined Fannie Mae in 1991.
Mr. Williams' extensive experience in business, finance, accounting, mortgage lending, real estate and the regulation of financial institutions, which he gained during his tenure at Fannie Mae, make him well qualified to serve on the Board of Directors.
Directors Continuing in Office for a
Term Expiring at the 2016 Annual Meeting
Raul Alvarez, age 59, has been a director since August 2013 and has served as a member of the Compensation Committee since December 2013. He is currently Chairman and Representative Director at Skylark Co., Ltd., a Japanese-based operator of restaurant chains. Mr. Alvarez served as President and Chief Operating Officer of McDonald's Corporation from August 2006 until December 2009. Previously, he served as President of McDonald's North America from January 2005 to August 2006 and as President of McDonald's USA from July 2004 to January 2005. Mr. Alvarez is a director at Dunkin' Brands Group, Inc., Lowe's Companies, Inc. and Eli Lilly and Company and served as a director of McDonald's Corporation and KeyCorp until 2009.
Mr. Alvarez brings to the Board financial acumen as well as significant operating experience in franchising, company owned operations and executive leadership. His position as a director of other public companies also enables him to share with the Board his experience with governance, audit and compensation issues facing public companies.
V. Ann Hailey, age 64, has served as a director and Chair of our Audit Committee since February 2008, and as a member of our Nominating and Corporate Governance Committee since October 2012 and a member of our Compensation Committee from October 2012 to December 2013. From July 2012 to March 2014, Ms. Hailey has served as President, Chief Executive Officer and Chief Financial Officer of Famous Yard Sale, Inc., an on-line marketplace for celebrities to connect with their fans by offering items in a virtual yard sale format. From January 2009 to January 2010, Ms. Hailey served as Chief Financial Officer of Gilt Groupe, Inc., an Internet retailer of discounted luxury goods. Ms. Hailey had served as Executive Vice President of Limited Brands, Inc. from August 1997 to September 2007, first having served as EVP, Chief Financial Officer from August 1997 until April 2006 and then serving as EVP, Corporate Development until September 2007. She also served as a member of the Limited Brands, Inc. Board of Directors from 2001 to 2006. From 2004 to 2009, she served as Director of the Federal Reserve Bank of Cleveland and was Chair of its Audit Committee from 2006 through 2009. Ms. Hailey is currently a Director of W.W. Grainger, Inc. and serves as a member of its Audit Committee and its Board Affairs and Nominating Committee. Ms. Hailey also serves as a Director of Avon Products, Inc. and as a member of its Audit Committee and its Finance Committee.
Ms. Hailey has spent her career in consumer businesses and brings key financial and operations experience to the Company. In particular, Ms. Hailey possesses broad expertise in finance, strategic planning, branding and marketing, retail goods and sales and distribution on a global scale. Ms. Hailey's positions as chief financial officer, her current and prior service on the audit committees of other public companies and as Audit Chair of the Cleveland Federal Reserve and her accounting and financial knowledge, also impart significant expertise to the Board, including an understanding of financial statements, corporate finance, accounting and capital markets. Through her most recent experiences at Gilt Groupe Inc. and Famous Yard Sale, Ms. Hailey added experience in Internet site development and selling as well as new venture management and funding.
Brett White, age 55, has served as a director since January 24, 2013 and a member of our Nominating and Corporate Governance Committee and Compensation Committee since April 2013 (and as the Compensation Committee's Chair since August 2013). Effective March 2015, Mr. White became Executive Chairman of DTZ, a global leader in property services. From January through December 2013, Mr. White served as a Managing Partner of Blum Capital Partners, L.P., a global real estate related investment firm. Prior thereto, Mr. White served as the chief executive officer of CBRE Group, Inc., the world's largest commercial real estate services firm, from June 2005 until his retirement in November 2012, and as its President from September 2001 to March 2010. Previously, Mr. White was Chairman of the Americas of CBRE Services, Inc., the predecessor of CBRE Group, Inc., from May 1999 to September 2001 and President of Brokerage Services from August 1997 to May 1999. Mr. White served on the board of directors of CBRE Group, Inc. (and its predecessor) from 1998 until January 24, 2013. Mr. White currently serves as a member of the board of directors of Edison International and its wholly owned subsidiary, California Edison Company, a California public utility company. Mr. White served as a member of the board of directors of Ares Commercial Real Estate Corporation, a specialty finance company that originates, invests in and manages middle-market commercial real estate loans and other commercial real estate investments, from April 2013 to January 2015.
Mr. White brings to the Board nearly 30 years of experience in the commercial real estate sector, and he has served as chief executive officer of a Fortune 500 company. His wealth of operational experience on a global scale, financial acumen and in-depth knowledge of the real estate industry are qualities which the Board considered in appointing Mr. White to the Board.
Directors Continuing in Office for a Term
Expiring at the 2017 Annual Meeting of Stockholders
Jessica M. Bibliowicz, age 55, became a member of our Board in June 2013 and has served as a member of the Audit Committee since November 2013. In September 2013, Ms. Bibliowicz joined Bridge Growth Partners, a recently formed private equity firm focusing on investments in the technology and financial services sectors, as a senior advisor. Prior thereto, from 1999 to May 2013, she served as Chief Executive Officer of National Financial Partners Corporation and as its Chairman of the Board of Directors from June 2003 until July 1, 2013, when it was acquired by a private equity sponsor. Ms. Bibliowicz also served as President of National Financial Partners Corporation from April 1999 to April 2012. Prior to joining NFP, she served as President of John A. Levin & Co., a registered investment advisor, and as Executive Vice President and Head of Smith Barney Mutual Funds. Ms. Bibliowicz serves on the board of directors of Asia Pacific Fund, Inc. and Sotheby's.
Ms. Bibliowicz's experience as CEO of a publicly traded financial services company for approximately 14 years, which included the acquisition of approximately 100 independent firms specializing in estate planning, corporate benefits and financial planning, as well as her experience as Chairman of that company for a decade, and her experience in finance and banking, make her well qualified to serve as a member of the Board.

Fiona P. Dias, age 49, became a member of our Board in June 2013 and has served as a member of the Nominating and Corporate Governance Committee and Compensation Committee since August 2013. Ms. Dias is currently Principal Digital Partner at Ryan Retail Consulting, a global consulting firm, and has held that position since January 2015. Previously, she was Chief Strategy Officer of ShopRunner, an online shopping service, from August 2011 to October 2014. Before that, she was Executive Vice President, Strategy & Marketing, of GSI Commerce, Inc. (now eBay Enterprise), a provider of digital commerce solutions, from February 2007 to June 2011. Prior to 2007, Ms. Dias was Executive Vice President and Chief Marketing Officer of Circuit City Stores, Inc., a specialty retailer of consumer electronics, and also held senior marketing positions with PepsiCo, Inc., Pennzoil-Quaker State Company and The Procter & Gamble Company. Ms. Dias serves on the board of directors of Advance Auto Parts, Inc., a specialty retailer, and served as a director of Choice Hotels, Inc., a hotel franchisor, from November 2004 to April 2012.
Ms. Dias possesses extensive experience in marketing and managing consumer and retail brands. Her experience with developing, implementing and assessing marketing plans and initiatives allows the Board to benefit from her marketing expertise. In addition, Ms. Dias' e-commerce and digital marketing experience with a broad spectrum of brands aligns well with the Board's review and assessment of the Company's multi-brand strategies. Her position as a director of other public companies also enables her to share with the Board her experience with governance and compensation issues facing public companies.
Sherry M. Smith, age 53, became a member of our Board in December 2014 and has served as a member of the Audit Committee since her appointment to the Board. Ms. Smith served as chief financial officer and executive vice president of SuperValu Inc., a grocery retailer and food distributor, from December 2010 until August 2013. She previously served as senior vice president of finance from 2006 until 2010, and before that as senior vice president of finance and treasurer from 2002 until 2005, and in various other capacities with SuperValu from 1987 to 2001, including accounting, audit, controller, compensation, mergers and acquisitions, strategic planning and treasury. She is a member of the Board of Directors of Deere & Company, where she serves on its audit review and pension plan oversight committees, and Tuesday Morning Corporation, where she serves as a member of the audit and compensation committees.
The following qualifications led the Board to conclude that Ms. Smith should serve on Realogy's Board: her leadership qualities developed from her experience while serving as a senior executive and as Chief Financial Officer of Supervalu Inc., the breadth of her experiences in auditing, finance, accounting, compensation and strategic planning, and her subject matter knowledge in the areas of finance and accounting.

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
This section discusses our policies and practices with respect to executive compensation and presents a review and analysis of executive compensation earned in fiscal year 2014 by our Chief Executive Officer, Chief Financial Officer and three other most highly compensated executive officers (our "named executive officers" or "NEOs") as follows:

Richard A. Smith	Chairman, Chief Executive Officer and President
Anthony E. Hull	Executive Vice President, Chief Financial Officer and Treasurer
Kevin J. Kelleher	President and Chief Executive Officer of Cartus ("Cartus")
Alexander E. Perriello, III	President and Chief Executive Officer of Realogy Franchise Group ("RFG")
Bruce Zipf	President and Chief Executive Officer of NRT LLC ("NRT")
Executive Summary
2014 was the first full year for the Company with a fully independent Compensation Committee. By July 2013, the Company's former private equity owner had sold its entire equity interest in Realogy, marking the conclusion of more than six years of private equity ownership and control. In August 2013, the Compensation Committee (referred to in this section as the "Committee") was reconstituted with an Independent Director as its Chair and all of its members being Independent Directors.
The Committee spent the balance of 2013 reshaping the Company's executive compensation programs and policies to bring them in line with best practices for publicly traded companies and continued to refine those programs in 2014. The Company's executive compensation practices reflect pay-for-performance principles and are aligned with the long-term interests of the stockholders.
The Committee effected significant changes to policies and practices during 2014. In particular, the Committee

•
adopted a long-term, predominantly performance-based equity program that replaced the long-term compensation plans and incentives that had been adopted and implemented by the Company's former equity owners;

•	set rigorous performance goals under both the 2014 short-term cash incentive plan and long-term equity incentive program; and

•
established target total direct compensation levels (and, in particular, grant date fair values for the 2014 long-term equity awards) for the NEOs based upon a review of peer company compensation practices as well as survey and other data, while making no changes to NEO base salary or target bonus levels.

2014 Business Highlights
The growth of the U.S. residential real estate industry is generally measured by the year-over-year changes in homesale transaction volume, which is the average price of a home that is resold—which excludes new homes—multiplied by the number of resale homesale transactions. Homesale transaction volume is a key driver of our business.
Our year-over-year overall homesale transaction volume growth of 5% in 2014 outpaced the industry's growth by approximately four percentage points. Nevertheless, the industry's almost flat year-over-year homesale transaction volume growth and its reduced refinancing origination volume led various analysts and investors to lower their valuations for the Common Stock, pending indications of more robust industry growth. This resulted in stock volatility and a negative total stockholder return during 2014.
While year-over-year U.S. homesale transaction volumes in the first two years of the current housing recovery—2012 and 2013—were 15% and 19% respectively, homesale transaction volume growth slowed to 1% in 2014 compared to 2013. The small homesale transaction volume gain in 2014 was primarily driven by recovering home prices. In fact, the number of homesale transactions in 2014 unexpectedly declined year-over-year—reflecting continued economic uncertainty, low inventory levels, an increase in mortgage rates and home prices, difficult underwriting standards and financial obstacles for various homebuyer segments, ranging from insufficient equity in their existing homes to high student loan balances and insufficient savings to meet down payment requirements for potential first time buyers. In addition, according to Fannie Mae, in 2014, refinancing originations significantly declined to $506 billion resulting in a 55% decline from 2013 levels and the Company saw a similar decline in refinancing activity.
Despite the substantial flattening of the housing recovery in 2014, the Company recognized the imperatives to make investments and to continue strategic initiatives aimed at distinguishing and increasing the value of the services offered by the Company as well as its franchisees. Among the highlights for 2014 are:

2014 Business Highlights (continued)

•
Company's 2014 Homesale Transaction Volume Outperforms Industry. As noted above, homesale transaction volume, at RFG and NRT combined, increased 5% in 2014 compared to 2013, which was 4 percentage points above the 1% year-over-year increase reported by the National Association of Realtors.

•	Investment in Strategic Growth. In 2014, the Company made strategic investments in its growth.

◦
These investments included the Company's August 2014 acquisition of ZipRealty, a technology-based residential brokerage operation with various offices across the United States as well as an integrated technology platform. The ZipRealty brokerage operations have been integrated into our company-owned operations and the Company intends to leverage ZipRealty’s technology platform across our business, to enable both our brands' franchisees and our company-owned operations to better serve their customers.

◦
Both the real estate franchise and company owned brokerage segments made investments focused on attracting and enhancing the productivity of affiliated independent sales associates. These investments include development of tools and resources and third-party alliances focused on increasing brand awareness and lead generation.

◦	The Company-owned brokerage segment focused on the development of ancillary businesses, including property management and insurance.

•
Increased M&A Activity. During 2014, in addition to the acquisition of ZipRealty, the Company also completed 19 smaller and traditional acquisitions in its Company owned brokerage operations and title and settlement services segments including one property management acquisition. The acquisitions included expanding operations in existing geographic markets as well as entering new markets, including Houston and certain of ZipRealty markets.

•
Increased Franchise Sales and Broadening the Franchise Value Proposition. Franchise sales, as measured in gross commission income of the franchisees, increased by 21% over 2013. The real estate franchise segment also invested resources to broaden its value proposition to franchisees; these efforts included investments in the newly acquired ZipRealty technology with a view towards making this technology available to franchisees in 2015. The Company believes franchisees and their independent sales agents will benefit from this integrated technology platform.

•
Retirement of High Interest Bearing Senior Secured Notes and Reduction in Annual Run-Rate Cash Interest Payments. In 2014, the Company retired $729 million of high yield debt that had been outstanding as of January 1, 2014, utilizing the net proceeds from the April 2014 issuance of $450 million Senior Notes due 2019 and the November 2014 issuance of $300 million Senior Notes due 2021 and cash on hand.

◦
The retirement of this debt eliminated one series of Senior Secured Notes, which, together with a March 2014 amendment to our senior secured credit facility to reduce the interest rate of our term loan issued under that facility, reduced the Company's annual run-rate for cash interest payments by $30 million to $210 million as of December 31, 2014 from $240 million as of January 1, 2014.

◦	The Company eliminated one of the three series of Senior Secured Notes that have significant restrictions on the Company's ability to pay dividends and repurchase stock.

•
Continued Revenue Growth. Company revenue grew to $5.33 billion for 2014, a 1% increase over 2013. This growth reflects the Company's outperformance on homesale transaction volume relative to the industry substantially offset by the decline in refinancing volume.

•
Continued Focus on Costs and Efficiency. Management continued to focus on costs and to operate the business in a cost-effective manner. Actions included steps to stabilize the net effective royalty rate at RFG and sales associate commission percentages at NRT as well as cost reductions at TRG to reflect lower refinance activity.

•
Increased Focus on Information Technology. The Company, through the leadership of its new Chief Information Officer, who started in March 2014, developed a three-year plan to modernize the Company's information technology footprint to achieve a more integrated and efficient approach across all business units and to enhance the overall value proposition of information technology. These efforts also include continued focus on information security, including cybersecurity risks.

•
Continued Focus on Strong Governance and Ethics. The Company was recognized for the third consecutive year by Ethisphere as one of the World's Most Ethical Companies. The Board also expanded the role of the Lead Independent Director and the Board and senior management devoted substantial attention to the oversight of enterprise risk management, business strategy, succession planning and talent acquisition.

2014 Executive Compensation Highlights
Among the executive compensation highlights for 2014 were the following:

•
New Executive Compensation Policy. In January 2014, the Company adopted a new executive compensation philosophy to guide compensation decision-making following the exit of its private equity owners in July 2013. See the discussion below under "—Compensation Philosophy."

•
A fully redesigned Long-Term Incentive Plan. After a 2013 pause in long-term incentive awards, as part of its transition to public company pay practices, the Committee approved a new long-term incentive program for 2014.

◦
No long-term equity awards were made in 2013 in light of (1) the long-term incentive payments that occurred in 2013 that were associated with the performance-based, private equity-designed compensation plan implemented in January 2011, referred to as the "Phantom Value Plan," (2) the significant equity grants made in connection with the Company's October 2012 initial public offering, and (3) the need to review and re-evaluate compensation policies and adopt a new executive compensation philosophy before awarding new grants.

◦
The 2014 long-term incentive grants were made to align NEO compensation, including the long-term equity incentives, to the long-term interests of the stockholders, to reinforce NEO accountability for long-term operating performance and to provide additional retention value to the Company.

*	The cornerstone for the 2014 long-term incentive plan was the development of a performance-based component representing at least 66% of the total long-term award to the NEOs.

▪	No changes to Base Salary or Target Bonus. The Committee made no changes in 2014 to base salary or target incentive award of the CEO or any other NEO.

◦
The Committee, upon advice and input from its independent compensation consultant, reviewed total NEO direct compensation levels, resulting in a decision to hold salary and bonus target levels in 2014 and to focus compensation on long-term incentives.

•
CEO Target Compensation Based Upon a Review of Peer Company Compensation Practices, Surveys and Other Data. The CEO's 2014 total target compensation was set at $8.15 million, and took into account competitive pay practices in the peer group selected by the Committee, surveys and other data.

•	CEO total 2014 Total Direct Compensation was below Target (91%) due to below target annual bonus achievement and was $16.6 million less than 2013 Total Direct Compensation.

◦
The CEO's 2014 total direct compensation set forth in the Summary Compensation Table was approximately $0.74 million less than his 2014 target compensation of $8.15 million based upon the below-target payment under the Company's annual bonus plan.

◦
The CEO's 2014 total direct compensation was nearly $17 million less than the CEO's 2013 total direct compensation, almost entirely due to the significant performance-based long-term incentive payouts in 2013.

*
The 2013 compensation included significant pay-for-performance payouts of approximately $17.8 million paid in shares of Common Stock (and restricted stock awards) under the private equity-based compensation program—the Phantom Value Plan—that concluded in 2013 and represented substantially all of the long-term compensation earned during the six-year period that the Company was controlled by private equity.

•	CEO 2014 Total Target Compensation Shift to Primarily Performance-Based Awards.

◦
68% of the CEO's target 2014 total direct compensation—namely the target annual cash bonus and the grant date fair value of the performance based equity awards—was performance-based with compensation varying based upon the achievement of performance goals.

◦	An additional 20% of the CEO's target 2014 total direct compensation consists of time-based options, which have realizable value only if there is share price appreciation.

•
Rigorous Goal Setting of Plan Performance Objectives. The Committee established rigorous performance goals under the 2014 Annual Executive Incentive Plan or EIP—the annual cash bonus in which the NEOs participate—and the 2014 long-term incentive plan.

◦	The EIP performance goals were based upon achievement of difficult EBITDA targets (as defined in that plan) even in the face of a flattening housing market and declining refinancing activity.

*	The 2014 consolidated EIP EBITDA target was $806 million.

*
The CEO's EIP target was consolidated EIP EBITDA of $806 million, which was a $20 million increase from the $786 million EIP consolidated EBITDA achieved in 2013 and a $167 million increase from the $639 million EIP consolidated EBITDA achieved in 2012.

*
The 2014 actual EIP consolidated EBITDA was $744 million ($62 million below target) and reflected the nearly flat growth in the residential real estate industry in 2014, with the Company's overall homesale transaction volume outpacing the industry with 5% year-over-year growth partially offset by a significant decline in refinancing activity.

*	The 2014 CEO EIP payment was 63% of target and the other NEO payouts under the EIP ranged from 54% to 93.5% of target.

◦
The 2014 long-term incentive plan performance unit awards include two metrics: a net debt to Adjusted EBITDA metric and an Adjusted EBITDA margin, both measured on 2016 financial performance, with performance objectives that anticipated continued, robust growth in the residential real estate industry over the three-year performance cycle ending December 31, 2016. These goals are challenging and will require substantial management initiatives to achieve particularly in light of the more modest 2014 financial results than had been forecast at the beginning of 2014.

•
Fully Independent Compensation Committee. 2014 was the first full year that the Committee was comprised solely of independent directors—the former private equity stockholders having sold all of their shares in the Company in two secondary public offerings in 2013 and relinquished effective control of the Committee as of August 2013.

•
Independent Compensation Committee Advisor. The Committee retained Frederic W. Cook & Co., Inc. ("Cook"), as its independent compensation consultant, in August 2013. Cook advised the Committee on the development of a new comprehensive executive compensation program for the named executive officers, commencing with Realogy's 2014 executive compensation program.

◦
This work included the establishment of a new peer group followed by a competitive pay analysis based upon the new peer group as well as survey and other data; study of the design, components and size for the long-term incentive program for 2014; and the evaluation of proposed metrics for the portion of the long-term incentive plan that would be performance based.

•
Continuation of Performance Based Long-Term Equity Incentive Awards in 2015. At least 50% of the 2015 Long-Term Equity Incentive Awards granted to the NEOs in February 2015 consist of performance share unit awards measuring performance over the three-year period ending December 31, 2017. One award is based upon relative total stockholder return and the other is based upon cumulative free cash flow.

◦
The Committee believes the relative total stockholder return metric aligns the NEO's long-term compensation with the stockholders' focus on total stockholder return relative to other investments (specifically the SPDR S&P Homebuilders ETF (XHB) index).

*	The adoption of the relative total stockholder return metric was a lengthy and complex process because almost all of the Company's competitors are privately-held.

*
The XHB index includes homebuilders as well as other housing-related companies but does not include any direct competitors of the Company. The index includes many companies that are impacted by the cyclicality of the housing market in a manner similar to the Company. At the same time, as noted later in the CD&A, there are other companies included in the index, such as businesses related to home improvements, that do not always have the same volatility patterns and challenges as residential real estate brokerages.

*
In deciding in favor of this metric, the Committee determined—for purposes of the 2015 award—that the stockholder alignment from long-term incentive compensation utilizing a metric based upon relative total stockholder return outweighed the challenges of the cyclicality of the housing market, the scarcity of publicly-traded peers and the fact that certain companies with the XHB index may not face the same macroeconomic cyclical trends as the Company.

◦
The Committee believes the other metric—cumulative free cash flow—also aligns the NEO's long-term compensation with the manner in which stockholders measure the Company's operating performance and its ability to continue to de-lever the balance sheet and make strategic investments and/or acquisitions.

•
Succession Planning and Talent Development. Commencing in 2014, the Committee increased its focus on talent development and succession planning for the Company's executive officers (other than the CEO) and key individuals within the Company's senior leadership group and made recommendations to the Board regarding possible successors for these positions. The Board itself addresses the succession plans relating to the CEO.

•	No Excise Tax Gross-Ups. None of the employment agreements with the NEOs contain an excise tax gross-up provision.

•	Clawback Policy. In January 2014, the Committee adopted a clawback policy.

•	No Single-Trigger Change of Control Payments. The Committee affirmed use of equity incentives that contain double triggers on a change-in-control.

•	Stock Ownership Guidelines. The Committee reaffirmed stock ownership guidelines for both management and the Company's independent directors.

•
No Hedging or Pledging under Trading Policy. In November 2013, the Company's trading policies were broadened to prohibit hedging and pledging by all employees and directors (and to eliminate any ability to grant exceptions to the prohibition). To our knowledge, all of our directors or executive officers are in compliance with these policies and have not hedged or pledged any of our securities.

Investor Outreach; 2014 Say-on-Pay Vote

•
Investor Outreach. In late 2013 and early 2014, the Company engaged in an investor outreach program with respect to its executive compensation and governance practices and held discussions with stockholders that then held approximately 30% of the outstanding shares. The stockholders emphasized their interest in performance-based compensation for the NEOs as well as changes to certain governance policies, including the election of Directors by majority vote and the declassification of the Board. The Committee took the investor input into consideration in connection with the design of the 2014 and 2015 long-term incentive programs discussed below.

•
2014 Say-on-Pay Vote. As a result of the compensation and governance changes described above and communicated to our stockholders as part of the investor outreach, at its 2014 Annual Meeting of Stockholders, Realogy's executive compensation program was approved, on an advisory basis, by

96.6% of the votes cast (or 97.5% excluding abstentions). The Committee and the other members of our Board believe this level of support for the executive compensation program reflects stockholder support of the executive compensation and governance programs implemented by the Committee and full Board in late 2013 and early 2014.

•
Relative Total Stockholder Return Metric in 2015 Long-Term Incentive Plan. In developing and approving the 2015 Long-Term Incentive Plan, the Committee incorporated feedback that it had received from several stockholders in its Investor Outreach program—namely, to incorporate relative performance measures and not those solely related to Company performance. Accordingly, 20% of the total grant date fair value of the various equity vehicles included within the 2015 Long-Term Incentive Plan are based upon the Company's total stockholder return relative to the SPDR S&P Homebuilders ETF (XHB) index over the three-year period ending December 31, 2017.

The New Compensation Philosophy and Peer Group Analysis. In August 2013, the Committee directed Cook to review and recommend a peer group to be used in evaluating executive compensation for 2014 and beyond. One of the significant conclusions of that work, which reaffirmed previous work done in connection with IPO preparations, was that almost all of the Company's closest peers were privately held firms and as a consequence, information on their compensation practices was not publicly available. Another significant conclusion was that the companies in the same industrial classification with Realogy are largely real estate investment trusts or owners of commercial property. The business skills and business models of these firms are considerably different from that of a residential real estate franchisor and brokerage company. Significantly, those firms make major capital investments in high value commercial properties and manage those properties. In contrast, the Company businesses are strictly fee-for-service models and relate to residential properties. Further, the Company's business does not involve ownership or investment in properties and follows the cycles of the residential real estate industry, not those of commercial real estate.

After substantial review and discussion among the Committee, its advisor and management, the Committee established a peer group for use in future compensation decisions in 2014 and beyond. The peer group includes publicly traded companies based upon revenues and market capitalization. The peer group includes companies with a franchising business model but excludes real estate investment trusts and homebuilders. The Committee believes the leadership skill sets and experience required for the Company more closely align with those in franchising businesses than those in commercial real estate investment activities. Notwithstanding this review and establishment of a peer group, the Committee recognized it would need to look beyond that peer group, to other more broad-ranging survey data, because even with the franchising peers, almost all of the Company's closest peers remain privately held. It also recognized that from a total stockholder return or "TSR" perspective, almost no public companies followed the same business cycle or economic trends as those impacting residential real estate—again for the reason that the Company's major business competitors are all privately held.

The peer group selected by the Committee to utilize in connection with the Company's 2014 executive compensation program includes the following companies:
ABM Industries Incorporated
Avis Budget Group, Inc.
Brinker International, Inc.
CBRE Group, Inc.
Darden Restaurants, Inc.
Dunkin' Brands Group, Inc.
H&R Block, Inc.
Hertz Global Holdings, Inc.

Hyatt Hotels Corporation
Intercontinental Hotels
Iron Mountain Incorporated
Jones Lang LaSalle Incorporated
Marriott International, Inc.
Starwood Hotels & Resorts Worldwide, Inc.
The Western Union Company
Wyndham Worldwide Corporation

In terms of size, compared to the peer companies, based upon data as of and for the year ended December 31, 2014, Realogy's revenues were at the median and its market capitalization was slightly below the 25th percentile.
Compensation Philosophy. Following the conclusion of the peer group work in October 2013, the Committee and its advisor began work to develop a new compensation philosophy and in January 2014, based upon the recommendation of the Committee, the Board adopted a new compensation philosophy that had as its key objectives:

•	attraction and retention of high-performing executives;

•	a pay-for-performance focus that ties a meaningful portion of pay to business performance, both short and long-term;

•	alignment of compensation with stockholder interests in both short-term performance and long-term value creation;

•	reinforcement of ethical behavior and practices;

•	discouragement of excessive risk; and

•	flexibility to respond to the necessities of a cyclical industry.

With regard to pay levels, it adopted a philosophy with the following features:

•
Future target total compensation should be set at the outset of the compensation period by taking into account compensation paid to similarly-situated executives, with flexibility to vary individual executive compensation to specific factors such as tenure, experience, proficiency in role, criticality to the organization and other business needs; and

•	All actual payments on incentive components should be a function of Company operating, financial, and stock performance during the performance period.

Benchmarking Analysis and 2014 LTI Grants. At the end of October 2013, Cook delivered a detailed and comprehensive analysis of peer group information (individual company figures as well as the 25th percentile, median and 75th percentile calculations) and general industry survey data designed to educate the Committee on current compensation ranges by executive position together with plan design and component weighting information. The data looked at salary, short-term compensation and long-term compensation individually and on a total direct basis for each position level. It provided percentile ranking information, a carried interest and retention analysis and observations on the import of that data. Last, it offered comments on aggregate share usage and a long-term incentive cost budget.
During the following months, the Committee continued to evaluate a long-term incentive program for the NEOs, which also included an evaluation in early 2014 of NEO performance. In February 2014, the Committee took action to approve long-term incentive awards to the NEOs described below under "Long-Term Equity Incentives," with at least 66% of the awards to pay out in early 2017 based upon achievement of performance metrics over the three-year performance period from January 1, 2014 through December 31, 2016.

Executive Compensation Elements. The principal components of compensation for our named executive officers in 2014 were:

•	base salary;

•	annual cash incentive award;

•	2014 long term equity incentive awards (which include both time-based and performance-based vesting conditions); and

•	severance and other benefits and limited perquisites.
A significant portion of the target compensation of our CEO and other NEOs is (1) variable consisting of annual cash bonuses and long-term equity awards and (2) performance-based consisting of annual cash bonuses and the performance share units and options included within the long-term equity grants. As shown in the charts below,

•	88% of our CEO's 2014 total target direct compensation and 68% of the average total target direct compensation for our other NEOs (taken together) is variable or at risk compensation; and

•	68% of our CEO's 2014 total target direct compensation and 60% of the average total target direct compensation for our other NEOs (taken together) is performance-based.

CEO and All Other NEOs Target Compensation Mix

12%
20%
25%
43%
88% At-Risk
68% Performance-based
CEO
20%
12%
8%
20%
40%
68% At-Risk
60% Performance-based
Average Other NEOs
Long-Term Performance Award
Annual EIP Target Award
Time-Based Options
Time-Based Restricted Stock Units
Base Salary

Base Salary. We provide our NEOs with a base salary to compensate them for services rendered during the fiscal year. Base salary ranges for our named executive officers are determined for each executive based on position, scope of responsibility and contribution to our performance.
Salary levels are generally reviewed annually as part of our performance review process as well as upon a promotion or other material change in job responsibility. In the future, merit based increases to salaries of the named executive officers will be based on the Committee's assessment of individual performance taking into account recommendations from Mr. Smith (other than as to his own salary). In reviewing base salaries for executives, the Committee considers an internal review of the executive's compensation, individually and relative to other officers, with a primary emphasis on each executive's ability to contribute to the Company's financial and strategic goals. The Committee also considers the individual sustained performance of the executive over a period of time as well as the expected future contributions, outside survey data and analysis on market comparables, and the extent to which the proposed overall operating budget for the upcoming year (which is approved by the Board of Directors) contemplates salary increases. Any base salary adjustment is made by the Committee subjectively based upon the foregoing and is not specifically weighted on any one factor.
No changes to NEO base salaries were made in 2014 and

•	the CEO's base salary has remained the same for more than eight years; and

•	the most recent base salary adjustment for the other NEOs was in January 2012 (or in the case of Mr. Perriello, April 2011).
Annual Incentive Award. Our NEOs generally participate in an annual incentive compensation program with performance objectives established by the Committee and communicated to our NEOs within 90 days following the beginning of the calendar year. Under their respective employment agreements, the target annual bonus payable to our NEOs is 100% of annual base salary, or, in Mr. Smith's case, given his overall greater accountability for the performance of the Company, 200% of his annual base salary.
In connection with the Company's initial public offering, the Company adopted the 2012 Short-Term Incentive Plan (the "2012 STIP") to provide future annual incentive bonus awards based on the achievement of certain performance goals. On February 24, 2014, the Committee approved the annual incentive structure under the 2014 Executive Incentive Plan, which was established pursuant and subject to the terms of the 2012 STIP, with the following key terms:

•
The performance criteria under the 2014 Executive Incentive Plan were based on consolidated company-wide and business unit EBITDA (earnings before interest, taxes, depreciation and amortization) and certain other adjustments provided under the 2014 Executive Incentive Plan.

•	The incentive opportunity for Mr. Smith and Mr. Hull were based solely upon consolidated EBITDA results.

•
The incentive opportunity for our other named executive officers (Messrs. Kelleher, Perriello and Zipf) were based upon consolidated EBITDA results (weighted 50%) and EBITDA results of their respective business units (weighted 50%).

•
EBITDA performance levels were set that, if achieved, would produce incentive payouts under the 2014 Executive Incentive Plan at 25%, 100% or 200% of the target annual bonus amounts. Where performance achievement fell between performance levels, incentive payments were determined by linear interpolation.

•	Our consolidated EBITDA threshold performance level had to be achieved before any NEO could qualify for an incentive payment.

•	The consolidated EBITDA 2014 target performance level was set at an amount that exceeded the actual 2013 EBITDA results as adjusted for certain items.

The pre-established Plan EBITDA performance levels at threshold, target and maximum payout and the actual Plan EBITDA performance achieved are set forth in the table below (with the corresponding payout as a % of actual Plan EBITDA performance set forth in the next table):

Plan EBITDA Performance Level (1)	Plan EBITDA Performance Levels by Business Unit (in millions)
	Payout as % of Target	Consolidated Realogy (2)	RFG (3)	NRT (4)	Cartus	TRG
Threshold	25%	$681	$153	$178	$86	$44
Target	100%	806	185	227	105	54
Maximum	200%	966	230	287	129	67
Actual		744	195	191	103	38
_______________

(1)	EBITDA targets are before legacy and certain unbudgeted extinguishment of debt restructuring and other expenses.

(2)
Consolidated Realogy EBITDA exceeds the sum of the four Business Unit EBITDAs due primarily to the inclusion of the NRT intercompany royalty and PHH Home Loan earnings, net of corporate expense in the consolidated results.

(3)	RFG EBITDA target excludes intercompany royalty from NRT.

(4)	NRT EBITDA target excludes PHH Home Loans earnings.
On February 23, 2015, based upon the foregoing determination, the Committee approved the cash amounts payable to the NEOs under the 2014 Executive Incentive Plan (the "2014 EIP") set forth in the table below:

Name	Annual Incentive Target	Payment Weighting		% of Performance Level Achieved			Total 2014 EIP Payment
		Unit	Realogy	Unit	Realogy	Weighted
Richard A. Smith	$2,000,000	N/A	100%	N/A	63%	63%	$1,260,000
Anthony Hull	600,000	N/A	100%	N/A	63%	63%	378,000
Kevin Kelleher	475,000	50%	50%	94%	63%	78.5%	372,875
Alexander Perriello, III	550,000	50%	50%	124%	63%	93.5%	514,250
Bruce Zipf	575,000	50%	50%	45%	63%	54%	310,500
These results reflect the establishment of challenging EBITDA target performance goals and resulting below target performance (other than at RFG) due to the challenges that we and the other participants in the residential real estate industry faced in 2014.

Long-Term Equity Incentives.
2014 Long-Term Incentive Program. The 2014 long-term incentive plan for the NEOs adopted in February 2014 includes a mix of performance share units, options and restricted stock units issuable under the 2012 Long-Term Incentive Plan (the "2012 LTIP"), with at least 66% of the total grant date fair value in performance share units as follows:
CEO Long-Term Incentive

All Other NEOs Long-Term Incentive*

_______________

(*)
Represents mix of awards for Messrs. Kelleher, Perriello and Zipf. Mr. Hull's percentages are slightly different from those NEOs: performance share units (66.2%), restricted stock units (20.3%) and options (13.5%).

Name	Performance Share Units	Options	Restricted Stock Units
Richard A. Smith (CEO)	67.9%	32.1%	N/A
Anthony E. Hull (CFO)	66.2%	13.5%	20.3%
All other NEOs	67.5%	13.0%	19.5%
The following table sets forth the grants made to the NEOs under the 2014 long-term incentive program, effective February 27, 2014:

Name	Target Number of Performance Share Units	Number of Shares Underlying Option Grant	Number of Shares Underlying Restricted Stock Units	Grant Date Fair Value (1)
Richard A. Smith	72,225	78,640	—	$5,049,949
Anthony E. Hull	25,900	12,233	7,959	$1,859,964
Kevin J. Kelleher	19,254	8,531	5,551	$1,353,728
Alexander E. Perriello, III	22,294	9,878	6,427	$1,567,447
Bruce Zipf	23,307	10,327	6,719	$1,638,670
_______________

(1)	Performance share units valued at target.
The performance share unit awards or PSUs are incentives that reward performance over a three-year performance period ending December 31, 2016. The PSUs are denominated in stock units. The number of units that may be earned under the PSU will be a multiple of the target award based upon the achievement of performance goals over the three-year performance period (with a threshold payout at 50% and a maximum payout at 200% of the target award), and the share units earned will be distributed in actual shares of the Company's common stock in early 2017.
The PSUs contain two performance metrics: (1) the Company's net debt leverage ratio at December 31, 2016,

defined as the ratio of the Company's net debt at December 31, 2016 to Adjusted EBITDA (as defined under the Company's senior secured credit agreement) for the year ended December 31, 2016, and (2) the Company's operating margin defined as Adjusted EBITDA divided by revenues, each for the year ended December 31, 2016. The net debt leverage ratio metric has a weighting of 79% of the PSU portion of the 2014 long-term incentive grant for the CEO and approximately 85% of the PSU for the other NEOs. The operating margin metric has a weighting of 21% of the PSU portion of the 2014 long-term incentive grant for the CEO and approximately 15% of the PSU for the other NEOs.
The specific ratios that must be achieved under the net debt/Adjusted EBITDA metric will be based upon actual industry performance during the performance period as measured by the cumulative growth in industry homesale volume over the three-year period as reported by the National Association of Realtors ("NAR"). Scaling the performance metric to the actual industry performance as reported by NAR removes the risk of unintended consequences, positive or negative, of actual industry results differing from Company projections. It also serves as a benchmark for relative performance since NAR reported results are the only available public data for our private competitors. Achievement below target net debt/Adjusted EBITDA ratio (i.e., a ratio exceeding the target) would reflect underperformance relative to the market while achievement above the target ratio (i.e., a ratio below the target) would reflect outperformance. Outperformance could result from a number of factors, including better than projected financial or operating performance, greater transaction volume growth relative to NAR, as well as the benefit of franchise sales activity or M&A transactions completed during the performance period. The targets for both metrics are also subject to adjustment to take into account stock dividends, stock repurchases and significant M&A transactions. The Committee also has the discretion to make certain other specific adjustments to the two metrics as provided for under the 2012 LTIP.
To help explain how the award works, assume that the actual industry performance is approximately 19% for the three-year performance cycle, then in order:

•	to achieve the maximum payout under the net debt/Adjusted EBITDA metric, the actual ratio at December 31, 2016 would have to be approximately .25 lower than the target ratio; and

•	to receive no payout at that industry growth rate, the actual ratio would have to be approximately .32 higher than the target ratio.

With respect to the operating margin metric, the maximum payout requires the actual ratio to be 100 basis higher than the target ratio while the minimum payout would be achieved with an actual margin that is 100 basis points less than the target ratio.
As noted above, both of these goals are challenging and will require substantial management initiatives to achieve particularly in light of the considerably lower 2014 financial results than had been forecast at the beginning of 2014 when the performance goals were established.
The options have a maximum term of ten years and vest over four years, with 25% vesting on each anniversary date of the grant date. The options have an exercise price equal to the closing sale price of our common stock on the date of grant. The restrictions on the shares of restricted stock units lapse over three years, with 33.33% lapsing on each anniversary of the grant date.
See "—Potential Payments Upon Termination or Change-in-Control" for a discussion of the impact on each equity instrument of an NEO's termination of employment or a change of control of the Company during a performance period under a PSU or during the vesting period of either a restricted stock unit award or option grant.
In arriving at the individual 2014 equity grant levels, the Committee considered a number of factors, including the competitive pay analysis prepared by Cook, the need to provide sufficient long-term incentives to the NEOs to retain the ELC members, recognizing their criticality to the Company, and their industry recognition (most of whom are recognized as industry leaders) as well as the individual performance reviews conducted by the Committee and in the case of the CEO, the Board.
As Chairman, CEO and President of the Company, Mr. Smith's 2014 equity grants are significantly larger than those received by the other named executive officers. Mr. Smith's awards recognize the scope of his responsibilities as Chairman, CEO and President. The NEO awards to the three business unit CEOs recognized the size and scope of their respective business units and, with respect to the awards made to the CFO, his significant role with respect to oversight of our entire finance operations as well as our continuing efforts to deleverage.

2015 Long-Term Incentive Program. The 2015 long-term incentive plan for the NEOs adopted in February 2015 includes a mix of performance share units, options and performance restricted stock units issuable under the 2012 LTIP.
The following table sets forth the grants made to the NEOs under the 2015 long-term incentive program, effective February 26, 2015:

Name	Target Number of Relative TSR-Based Performance Share Units	Target Number of Cumulative Free Cash Flow-Based Performance Share Units	Number of Shares Underlying Option Grant	Number of Shares Underlying Performance Restricted Stock Units	Aggregate Grant Date Fair Value of All Awards(1)
Richard A. Smith	29,175	51,646	67,873	25,823	$6,000,000
Anthony E. Hull	8,995	11,943	20,927	11,943	$1,850,000
Kevin J. Kelleher	4,862	6,455	11,312	6,455	$1,000,000
Alexander E. Perriello, III	7,537	10,006	17,533	10,006	$1,550,000
Bruce Zipf	8,023	10,652	18,665	10,652	$1,650,000
_______________

(1)	Performance share units valued at target.
The performance share unit awards or PSUs, represent at least 50% of the 2015 grant date fair value of the 2015 LTIP award, and reward performance over a three-year performance period ending December 31, 2017. The PSUs are denominated in stock units. There are two PSU awards: one based upon a relative total stockholder return metric and the other based upon a cumulative free cash flow metric.
The number of units that may be earned under each PSU will be a multiple of the target award based upon the achievement of the applicable performance metric over the three-year performance period (with a threshold payout at 50% and a maximum payout at 175% of the target award for the PSU grant based upon the relative total stockholder return metric and 200% of the target award for the PSU award based upon the cumulative free cash flow metric), and the share units earned under either award will be distributed in actual shares of the Company's common stock in early 2018.
The relative total stockholder return or TSR metric, which represents 20% of the entire LTIP award grant date fair value, aligns the NEO's long-term compensation with the stockholders' focus on total stockholder return relative to other investments and is consistent with the advice of its independent compensation consultant that this metric is an emerging trend in executive compensation.

•	Payouts will be based upon the extent to which Realogy's total stockholder return or TSR for the three-year period performs relative to the SPDR S&P Homebuilders ETF (XHB) index TSR.

•	Payouts will be made at or above target to the extent Realogy's TSR is equal or greater than the XHB index TSR and payouts below target to the extent Realogy's TSR is less than the XHB index TSR.

•	The payout is capped at target if the Realogy TSR is negative.

In deciding to utilize a total stockholder return metric, the Committee recognized that almost all of the Company's competitors are privately-held. In the absence of an index of publicly-traded companies engaged in a similar business to the Company, the Committee reviewed several different indices to utilize for this metric, and decided that the trading history of the XHB index was the most comparable to the trading history of the Common Stock. In deciding upon the XHB index, the Committee understood that it includes housing-related companies, such as businesses related to home improvements, that do not always have the same volatility patterns and challenges as residential real estate brokerages and may perform favorably even in years in which the consumers take a cautious approach to home purchases. The Committee will regularly evaluate the trading correlation between the XHB Index and the Common Stock and may determine to use another index with respect to future grants, if any, tied to relative TSR.
The cumulative free cash flow metric, which represents 40% of the entire LITP award grant date fair value for the CEO and in the case of the other NEOs, 30% of such value, also aligns the NEO's long-term compensation with the manner in which stockholders measure the Company's operating performance and its ability to continue to de-lever the balance sheet and make strategic investments and/or acquisitions. The target award for cumulative free cash flow aligns with the Company's 2015-2017 strategic plan. The target for this metric is subject to certain enumerated adjustments.
The options have a maximum term of ten years and vest over four years, with 25% vesting on each anniversary date of the grant date. The options have an exercise price equal to the closing sale price of our common stock on the date of grant.
The restrictions on the shares of restricted stock units lapse over three years, with 33.33% lapsing on each anniversary of the grant date, but vesting is conditioned upon achievement of an EBITDA performance goal for 2015. This provision is intended to make the awards compliant with Section 162(m) of the Internal Revenue Code as performance-based awards and fully tax-deductible by the Company.
The options and the restricted stock units each represent 20% of the grant date fair value of the CEO's 2015 LTIP. For the other NEOs, the restricted stock units represent 30%, and the options 20% of the grant date fair value of the 2015 LTIP awards.
Timing of Equity Grants. Our anticipated practice is to grant annual long-term incentive awards to the NEOs and other key employees at the regularly scheduled Committee meeting in February of each year. This differs from prior periods of private equity ownership when equity grants did not follow any regular annual cycle. The Committee retains the ability to determine that another grant date may be appropriate in certain circumstances. During the year, the Committee also may approve equity awards typically for executives hired or promoted and in connection with acquisitions. The Committee also has delegated to the CEO certain limited authority to make grants to non-Section 16 officers and the Committee is apprised of any such grants on a quarterly basis. In connection with valuing the grants of equity awards, it is our policy generally to use, as the grant or strike price for any stock-based compensation and for purposes of valuing the PSUs, the closing price of our Common Stock on the effective date of the grant, which in connection with the annual equity grants, is a date several days after the Company has publicly released its financial results for the preceding year, and for other grants the date the Committee approves the equity grant or in the case of acquisitions, it may be the effective date of the acquisition.
Limited Other Benefits and Perquisite Programs. Our compensation program does not include material other benefits or perquisites. Our NEOs generally participate in the same programs as our other employees, as discussed below.
Our NEOs may participate in our 401(k) plan. The plan currently provides a matching contribution of 50% of amounts contributed by the officer, subject to a maximum of 6% of eligible compensation. The NEOs may also participate in the Company's Executive Deferred Compensation Plan and defer cash and/or equity under that plan. Mr. Kelleher is our only NEO that participates in a now-closed, defined benefit pension plan (future accruals of benefits were frozen on October 31, 1999), and this participation relates to his former service with PHH.
The Committee adopted a policy in December 2006 that limits use of our fractional aircraft ownership (only Mr. Smith has access, subject to availability, for reimbursable personal use, and business use is limited to executive officers and subject to further limitations) and management adopted a policy that limits first-class air travel for our executives and employees. During 2014, Mr. Smith reimbursed us for all variable costs associated with his personal use of the aircraft in which we have a fractional ownership interest.
Mr. Smith is entitled to an additional annual bonus of approximately $100,000, the after-tax proceeds of which are required to be used to pay the annual premium on an existing life insurance policy. This benefit is provided to Mr. Smith as the replacement of a similar benefit previously provided to him by the Company's former parent company (Cendant).
Severance Pay and Benefits upon Termination of Employment under Certain Circumstances. Under our employment agreements with our NEOs, the severance pay is equal to a multiple of the sum of annual base salary and target bonus, along with the continuation of welfare benefits. Severance pay is payable upon a termination without "cause" by the Company or a termination for "good reason" by the executive during the term of the employment agreements, as such terms are defined in the employment agreements. The severance multiple for Mr. Smith, as our Chief Executive Officer, is 300%, for Mr. Hull, as our Chief Financial Officer, 200%, and for each other named executive officer, 100% (though in the case of such a termination of employment within twelve months following a Sale of the Company (as defined in the 2007 Amended and Restated Stock Incentive Plan), their multiple is 200%). The higher multiples of base salary and target bonus payable to Messrs. Smith and Hull are based upon Mr. Smith's overall greater responsibilities for our performance and Mr. Hull's significant responsibilities as our Chief Financial Officer.
No NEO is entitled to any tax reimbursement protection for "golden parachute excise taxes."
The agreements also provide for severance pay of 100% of annual base salary and the continuation of welfare benefits to each named executive officer in the event employment is terminated by reason of death or disability. For more information on the employment agreements, see "Potential Payments upon Termination or Change in Control." The Company's annual bonus plans have historically provided for a pro-rated bonus payment to an NEO if his or her employment terminates by reason of death or disability prior to the end of the applicable performance year.
The Committee believes the severance and benefits payable to our named executive officers under the foregoing circumstances aid in the attraction and retention of these executives as a competitive practice and is balanced by the inclusion of restrictive covenants (such as non-compete provisions) to protect our value following a termination of an executive's employment without cause or by the executive for good reason. In addition, we believe the provision of these contractual benefits will keep the executives focused on the operation and management of the business.
Forfeiture of Awards in the Event of Financial Restatement. We have adopted a clawback policy with respect to the forfeiture of equity incentive awards or bonuses that gives the Board the discretion to claw back amounts paid to NEOs in the event of a restatement of financial results that would have had the effect of reducing such compensation. The clawback policy also gives the Board the discretion to claw back incentive compensation in the event of misconduct by an NEO that causes material financial or reputational harm to the Company.
In addition, each of the employment agreements with the named executive officers includes, within the definition of termination for "cause", an executive purposefully or negligently making (or being found to have made) a false certification to us pertaining to the Company's financial statements.
The 2012 STIP and 2012 LTIP provide that the Committee has the right to provide, in the terms of awards made under the plans, or to require a participant to agree by separate written or electronic instrument, that any proceeds, gains or other economic benefit must be paid to the Company and the award will terminate and be forfeited if (i) a termination of employment or other service occurs prior to a specified date, or within a specified time period following receipt or exercise of the award, (ii) the participant at any time, or during a specified time period, engages in any activity that violates any applicable restrictive covenants of the Company, as may be further specified in an award agreement, (iii) the participant incurs a termination of employment or other service for "cause," as defined in the applicable award agreement or (iv) the participant at any time engages in unlawful and/or fraudulent activity that constitutes a breach of the Company's Code of Conduct policy as in effect from time to time or a breach of the participant's employment agreement, as may be further specified in an award agreement.
Policies prohibiting hedging and pledging of Company securities by directors and all employees. Our Procedures and Guidelines Governing Securities Trades by Company Personnel was amended in November 2013 to broaden the scope of the prohibition from engaging in hedging transactions or pledging the Company's securities, including but not limited to our common stock, to not only our directors, executive officers and certain employees who regularly have access to material non-public information but to all other employees, and to eliminate any waivers from that prohibition.
Stock Ownership Guidelines. In May 2013, the Company implemented stock ownership guidelines for members of the Executive Leadership Committee to encourage stock ownership among the ELC members to further the objective of aligning our executives' interests with those of our stockholders. Under Realogy's stock ownership guidelines, NEOs are required to own shares of common stock equal to a specified multiple of their annual base salary. The applicable levels are as follows:

Chairman and CEO	5x salary
Other Named Executive Officers	3x salary
Shares of Realogy common stock, vested stock options and unvested restricted stock and restricted stock units count as stock ownership, though the value of vested stock options cannot exceed 50% of the applicable ownership level. Unvested stock options and unearned performance shares are not counted.
The NEOs have five years from implementation of the guidelines (until May 2018) to meet the ownership requirements. The NEOs each currently meet the stock ownership requirements.
Tax Considerations. Section 162(m) of the Code generally disallows a federal income tax deduction to public corporations for compensation greater than $1 million paid for any fiscal year to the corporation's named executive officers excluding the chief financial officer. Prior to the Company's initial public offering, our board of directors did not take the deductibility limit imposed by Section 162(m) into consideration in setting compensation. Our Committee has adopted a policy that states, where reasonably practicable, the Committee will seek to have the variable compensation paid to our named executive officers qualify for an exemption from the deductibility limitations of Section 162(m). The Committee may, however, in its judgment, authorize compensation payments that do not consider the deductibility of Section 162(m) when it believes, in its judgment, that such payments are appropriate to retain executive talent.
Transition provisions under Section 162(m) may apply for a period of three years following the consummation of our initial public offering to certain compensation arrangements that were entered into by the Company before it was publicly held, including the 2007 Stock Incentive Plan, the 2012 STIP and the 2012 LTIP.
Compensation Committee. The Committee has the power and authority to oversee our compensation policies and programs and makes all compensation-related decisions for our named executive officers taking into account recommendations from the Committee's independent compensation consultant as well as our Chief Executive Officer (other than with respect to his own compensation). The Committee operates under a written charter adopted by the Board. The Committee reviews the charter on an annual basis. The Committee's membership is determined by the Board. All of the members of the Committee are Independent Directors.
Compensation Risk Assessment. As part of its oversight of the Company's executive compensation program, the Committee considers the impact of the Company's executive compensation program, and the incentives created by the compensation awards that it administers, on the Company's risk profile. In addition, the Company reviews all of its compensation policies and procedures, including the incentives that they create and factors that may reduce the likelihood of excessive risk taking, to determine whether they present a significant risk to the Company. Based on this review, the Company has concluded that its compensation policies and procedures are not reasonably likely to have a material adverse effect on the Company.
Role of Compensation Consultant. In August 2013, the Committee retained Cook as a third-party advisor to provide independent advice, research and evaluation related to executive compensation.
Pursuant to its charter, the Committee has the sole authority to retain, terminate, obtain advice from, oversee and compensate its outside advisors, including its compensation consultant. The Company has provided appropriate funding to the Committee to do so.
Cook reports directly to the Committee, and the Committee may replace Cook or hire additional consultants at any time. Cook does not provide services to the Company other than executive compensation consulting to the Committee. Specifically, it does not provide, directly or indirectly through affiliates, any non-executive compensation services, including, but not limited to, pension consulting or human resource outsourcing. The Committee regularly reviews the services provided by its outside consultants and believes that Cook is independent in providing executive compensation consulting services. The Committee conducted a specific review of its relationship with Cook in 2014, and determined that

Cook's work for the Committee did not raise any conflicts of interest, consistent with the guidance provided under the Dodd-Frank Act of 2010, by the SEC and by The New York Stock Exchange. The Committee continues to monitor the independence of its compensation consultant on a periodic basis.
The Committee utilizes reports and analyses prepared by Cook. Cook's work for the Committee related to the development of a peer group, competitive market pay analyses utilizing the peer group and survey data, long-term incentive program design and recommendations with respect to long-term incentives for the NEOs. During 2014, Cook also provided the Committee with competitive pay information with respect to compensation of non-employee directors.
Role of Executive Officers in Compensation Decisions. Mr. Richard Smith, our President, Chief Executive Officer and Chairman of our Board of Directors, annually reviews the performance of, and makes recommendations regarding, each of our named executive officers (other than himself). Mr. Smith's performance is annually reviewed by the Committee. The conclusions reached and recommendations based upon these reviews, including with respect to salary adjustment and annual incentive award target and actual payout amounts, are presented to the Committee, which has the discretion to modify any recommended adjustments or awards to our executives. The Committee has final approval over all compensation decisions for our named executive officers, including approval of recommendations regarding cash and equity awards to all of our officers. The Company's Chief Administrative Officer participates in the data analysis process.

Compensation Committee Report
The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Realogy Holdings Board of Directors that the Compensation Discussion and Analysis be included in this Annual Report.
COMPENSATION COMMITTEE
Brett White (Chair)
Raul Alvarez
Michael J. Williams
Fiona P. Dias

2014 Summary Compensation Table
The table below sets forth the compensation we provided in 2014, 2013 and 2012 to our named executive officers.

Name and Principal Position	Year	Salary ($) (1)	Bonus ($)(2)	Stock Awards ($)(3)(4)	Option Awards ($)(3)(5)	Non-Equity Incentive Plan Compensation ($)(6)	Change in Pension Value/ Nonqualified Deferred Compensation Earnings ($)(7)	All Other Compen-sation ($)	Total ($)

Richard A. Smith	2014	1,000,000	99,793	3,429,965	1,619,984	1,260,000	—	2,000	7,411,742
Chairman, Chief Executive Officer and President	2013	1,000,000	100,000	2,665,288	—	20,228,821	—	2,000	23,996,109
	2012	1,000,000	112,219	5,198,876	6,022,523	2,800,000	—	2,000	15,135,618

Anthony E. Hull	2014	600,000	—	1,607,964	252,000	378,000	—	7,690	2,845,654
Executive Vice President, Chief Financial Officer and Treasurer	2013	600,000	—	824,138	—	6,232,599	—	6,473	7,663,210
	2012	600,000	—	1,574,020	1,920,102	765,000	—	3,750	4,862,872

Kevin J. Kelleher	2014	475,000	—	1,177,989	175,739	372,875	—	—	2,201,603
President and Chief Executive Officer of Cartus Corporation	2013	475,000	—	529,129	—	4,005,094	—	—	5,009,223
	2012	475,000	—	797,619	1,222,996	634,401	134,179	—	3,264,195

Alexander E. Perriello, III	2014	550,000	—	1,363,960	203,487	514,250	—	9,287	2,640,984
President and Chief Executive Officer, Realogy Franchise Group	2013	550,000	—	678,039	—	5,249,209	—	7,817	6,485,065
	2012	550,000	—	1,094,302	1,389,459	982,000	—	7,031	4,022,792

Bruce Zipf	2014	575,000	—	1,425,934	212,736	310,500	—	7,453	2,531,623
President and Chief Executive Officer, NRT	2013	575,000	—	654,719	—	5,089,605	—	4,880	6,324,204
	2012	575,000	—	1,295,790	1,535,375	829,063	—	3,649	4,238,877
_______________

(1)
The following are the annual rates of base salary paid to each of the named executive officers as of December 31, 2014: Mr. Smith, $1,000,000; Mr. Hull, $600,000; Mr. Kelleher, $475,000; Mr. Perriello, $550,000; and Mr. Zipf, $575,000.

(2)
In January 2015, the Compensation Committee approved an annual bonus of $99,793 payable to Mr. Smith pursuant to the terms of his employment agreement, the after-tax proceeds of which are required to be used to pay the annual premium on an existing life insurance policy.

(3)
As more fully described in footnotes (4) and (5), the table reflects the aggregate grant date fair value of equity awards granted in 2014 computed in accordance with FASB ASC Topic 718. The assumptions we used in determining the grant date fair value of these awards are described in Note 12, "Stock-Based Compensation" to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2014.

(4)Each named executive officer received a performance share unit award, and, with the exception of Mr. Smith, a restricted stock unit award, in February 2014, each with a grant date value of $47.49 per share and at target for the performance share unit awards based upon that level of achievement being the most probable at December 31, 2014. The table below sets forth the allocation of the grant date fair value of the performance share unit and restricted stock unit awards granted to the NEOs (other than Mr. Smith):

Name	Performance Share Units ($)	Restricted Stock Units ($)	Total ($)
Richard A. Smith	3,429,965	—	3,429,965
Anthony E. Hull	1,229,991	377,973	1,607,964
Kevin J. Kelleher	914,372	263,617	1,177,989
Alexander E. Perriello, III	1,058,742	305,218	1,363,960
Bruce Zipf	1,106,849	319,085	1,425,934
The grant date fair value of the performance share unit award assuming achievement of the highest level of performance (200%) for each of the NEOs is as follows: Mr. Smith, $6,859,930, Mr. Hull, $2,459,982, Mr. Kelleher, $1,828,744, Mr. Perriello, $2,117,484 and Mr. Zipf, $2,213,698 (see "Grants of Plan-Based Awards for Fiscal 2014").

(5)
Each named executive officer received a non-qualified stock option in February 2014, each with an exercise price of $47.49 per share and a grant date fair value of $20.60. (see "Grants of Plan-Based Awards for Fiscal 2014").

(6)	Amounts for 2014 represent compensation payable under the Realogy 2014 Executive Incentive Plan.

(7)
None of our named executive officers (other than Mr. Kelleher) is a participant in any defined benefit pension arrangement. The amounts in this column with respect to 2014 reflect the aggregate change in the actuarial present value of the accumulated benefit under the Realogy Pension Plan from December 31, 2013 to December 31, 2014. See "Realogy Pension Benefits" for additional information regarding the benefits accrued for Mr. Kelleher.

Grants of Plan-Based Awards for Fiscal Year 2014
Each of the named executive officers received grants in 2014 under the following non-equity incentive and stock-based compensation plans. Each of the named executive officers:

•	was a participant under the 2014 Realogy Executive Incentive Plan, pursuant to which he received cash compensation in March 2015; and

•	received stock options, performance share unit and (other than Mr. Smith) restricted stock unit awards in February 2014 under the 2012 Long-Term Incentive Plan.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)(3)			All Other Stock Awards: Number of Shares of Stock (#)(3)(4)	All Other Option Awards: Number of Securities Underlying Options (#)(3)(5)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(6)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)

Richard A. Smith	2/27/2014	500,000	2,000,000	4,000,000
	2/27/2014				36,113	72,225	144,450				3,429,965
	2/27/2014								78,640	47.49	1,619,984

Anthony E. Hull	2/27/2014	150,000	600,000	1,200,000
	2/27/2014				12,950	25,900	51,800				1,229,991
	2/27/2014							7,959			377,973
	2/27/2014								12,233	47.49	252,000

Kevin J. Kelleher	2/27/2014	118,750	475,000	950,000
	2/27/2014				9,627	19,254	38,508				914,372
	2/27/2014							5,551			263,617
	2/27/2014								8,531	47.49	175,739

Alexander E. Perriello, III	2/27/2014	137,500	550,000	1,100,000
	2/27/2014				11,147	22,294	44,588				1,058,742
	2/27/2014							6,427			305,218
	2/27/2014								9,878	47.49	203,487

Bruce Zipf	2/27/2014	143,750	575,000	1,150,000
	2/27/2014				11,654	23,307	46,614				1,106,849
	2/27/2014							6,719			319,085
	2/27/2014								10,327	47.49	212,736
_______________

(1)
The non-equity incentive plan awards represent grants made under the 2014 Realogy Executive Incentive Plan (the "EIP"). The performance criteria under the EIP were 2014 consolidated and business unit EBITDA—or earnings before interest, taxes, depreciation and amortization (as adjusted pursuant to the terms of the EIP). The incentive opportunity for Mr. Smith and Mr. Hull was based upon consolidated EBITDA results. The incentive opportunity for our other named executive officers (Messrs. Kelleher, Perriello and Zipf) was based upon our consolidated EBITDA results (weighted 50%) and EBITDA results of their respective business units (weighted 50%). Pre-established EBITDA performance levels were set that, if achieved, would produce bonus payouts under the EIP at 25%, 100% or 200% of the target annual bonus amounts. Where performance levels fell between achievement percentage levels, bonuses were determined by linear interpolation. Our consolidated EBITDA threshold had to be achieved before any named executive officer could qualify for an incentive payment. Under their respective employment agreements, the target annual bonus payable to our named executive officers is 100% of their respective base salaries, or in the case of Mr. Smith, 200% of his base salary.

(2)
Represents the potential threshold, target and maximum number of shares that may be earned under the performance share unit awards which comprised at least 66% of the 2014 long-term incentive program for each NEO. Vesting of the performance share units is contingent upon achievement of two performance metrics: (1) the Company's net debt leverage ratio at December 31, 2016, defined as the ratio of the Company's net debt at December 31, 2016 to Adjusted EBITDA (as defined under the Company's senior secured credit agreement) for the year ended December 31, 2016, and (2) the Company's operating margin defined as Adjusted EBITDA divided by revenues, each for the year ended December 31, 2016. The net debt leverage ratio metric has a weighting of 79% for the CEO and approximately 85% of the performance share units for the other NEOs. The operating margin metric has a weighting of 21% for the CEO and approximately 15% for the other NEOs. The specific ratios that must be achieved under the net debt/Adjusted EBITDA metric will be based upon actual industry performance during the performance period as measured by the cumulative growth in industry homesale volume over the three-year period ended December 31, 2016 as reported by the National Association of Realtors ("NAR"). Where performance is achieved between the specified performance tiers, the number of vested performance share units is interpolated. The actual number of performance share units earned pursuant to these awards will be determined and paid following the completion of the three-year performance period based on our actual performance against the performance goals established at the time of grant as adjusted. Performance share units, if earned, convert to our common stock on a one-for-one basis. See"—Compensation Discussion and Analysis—Long-Term Equity Incentives—Performance Share Units" for a further discussion.

(3)
See "—Potential Payments Upon Termination or Change-in-Control" for a discussion of the impact on the 2014 equity grants of an NEO's termination of employment or a change of control of the Company during a performance period under the PSU or during the vesting period of either the restricted stock unit award or option grant.

(4) Consist of restricted stock unit awards that vest in three equal installments commencing one year from the date of grant.
(5) Consists of non-qualified options that become exercisable at the rate of 25% per year, commencing one year from the date of grant.
(6) The assumptions we used in determining the grant date fair value of these awards are described in Note 12, "Stock-Based Compensation" to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2014.
The restricted stock units carry dividend equivalent rights related to any cash dividend paid by the Company while the restricted stock units are outstanding. In the event the Company pays a cash dividend on its outstanding shares following the grant of the restricted stock units, the number of restricted stock units will be increased by the number of units determined by dividing (i) the amount of the cash dividend on the number of shares covered by the restricted stock units at the time of the related dividend record date, by (ii) the closing price of a share on the related dividend payment date. Any additional restricted stock units credited as dividend equivalents will be subject to the same vesting requirements, settlement provisions, and other terms and conditions as the original restricted stock units to which they relate.
The 2014 performance stock unit awards do not carry dividend equivalent rights.

Outstanding Equity Awards at 2014 Fiscal Year-End
The following table sets forth outstanding stock option awards, restricted stock and restricted stock unit awards as of December 31, 2014 held by our named executive officers:

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date (1) (2)	Number of Shares of Stock That Have Not Vested (#) (3) (4)	Market Value of Shares of Stock That Have Not Vested ($) (5)

Richard A. Smith					72,225	3,213,290
					31,591	1,405,484
	7,479	—	22.25	10/15/2018
	14,106	—	22.00	4/17/2019
	22,577	11,289	17.50	10/16/2019
	12,060	6,030	33.50	4/15/2020
	37,350	—	137.50	11/9/2020
	87,150	—	20.75	11/9/2020
	60,000	60,000	17.50	4/30/2022
	180,000	180,000	27.00	10/10/2022
	—	78,640	47.49	2/27/2024

Anthony E. Hull					25,900	1,152,291
					9,654	429,506
					7,959	354,096
	4,626	—	22.25	10/15/2018
	8,724	—	22.00	4/17/2019
	6,856	3,428	17.50	10/16/2019
	3,729	1,865	33.50	4/15/2020
	9,000	—	137.50	11/9/2020
	21,000	—	20.75	11/9/2020
	16,500	16,500	17.50	4/30/2022
	60,000	60,000	27.00	10/10/2022
	—	12,233	47.49	2/27/2024

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date (1) (2)	Number of Shares of Stock That Have Not Vested (#) (3) (4)	Market Value of Shares of Stock That Have Not Vested ($) (5)

Kevin J. Kelleher					19,254	856,610
					6,393	284,425
					5,551	246,964
	990	—	22.25	10/15/2018
	1,867	—	22.00	4/17/2019
	2,201	2,201	17.50	10/16/2019
	1,197	1,197	33.50	4/15/2020
	7,200	—	137.50	11/9/2020
	4,200	—	20.75	11/9/2020
	—	13,000	17.50	4/30/2022
	—	36,000	27.00	10/10/2022
	—	8,531	47.49	2/27/2024

Alexander E. Perriello, III					22,294	991,860
					8,094	360,102
					6,427	285,937
	3,806	—	22.25	10/15/2018
	7,177	—	22.00	4/17/2019
	5,641	2,820	17.50	10/16/2019
	3,069	1,534	33.50	4/15/2020
	9,000	—	137.50	11/9/2020
	21,000	—	20.75	11/9/2020
	15,000	15,000	17.50	4/30/2022
	40,000	40,000	27.00	10/10/2022
	—	9,878	47.49	2/27/2024

Bruce Zipf					23,307	1,036,928
					7,798	346,933
					6,719	298,928
	3,675	—	22.25	10/15/2018
	6,931	—	22.00	4/17/2019
	5,447	2,723	17.50	10/16/2019
	2,963	1,481	33.50	4/15/2020
	7,200	—	137.50	11/9/2020
	16,800	—	20.75	11/9/2020
	15,500	15,500	17.50	4/30/2022
	46,000	46,000	27.00	10/10/2022
	—	10,327	47.49	2/27/2024
_______________

(1)
All options with an expiration date of October 15, 2018, April 17, 2019, October 16, 2019 and April 15, 2020 vest as to one third of the total shares subject to the options on each of the first three anniversaries of their respective dates of grant (April 15, 2011, October 17, 2011, April 16, 2012 and October 15, 2012, respectively) and became first exercisable on October 10, 2013—one year following Realogy Holdings' initial public offering.

(2)
All options with an expiration date of April 30, 2022, October 10, 2022 and February 24, 2024 become exercisable as to twenty-five percent (25%) of the total shares subject to the option on each of the first four anniversaries of their respective dates of grant (April 30, 2012, October 10, 2012 and February 24, 2015, respectively). The options with an expiration date of November 9, 2020 are fully exercisable.

(3)	Restricted stock and restricted stock unit awards vest at the rate of one-third of the number of shares subject to the award on each of the first three anniversaries of the date of grant.

(4)
The first row for each NEO consists of a grant of performance share units that vests following the conclusion of a three-year performance period ending on December 31, 2016 based upon the achievement of two performance metrics as measured against the pre-established performance goals. Amount reported is based on performance through December 31, 2014 and represents 50% of the maximum number of shares which may be earned.

(5)	Calculated using closing price of our common stock on The New York Stock Exchange on December 31, 2014 of $44.49.

Option Exercises and Stock Vested for Fiscal Year 2014
The following table sets forth information with respect to the exercise of options and the vesting of restricted stock and restricted stock units for each of our named executive officers during 2014.

	Option Awards		Stock Awards
Name	Number of shares acquired on exercise (#) (1)	Value realized on exercise ($) (2)	Number of shares acquired on vesting (#) (3) (4)	Value realized on vesting ($) (3)
Richard A. Smith			90,333	3,481,378
Anthony E. Hull			22,010	868,975
Kevin J. Kelleher	24,500	450,076	18,055	695,404
Alexander E. Perriello, III			23,038	887,670
Bruce Zipf			22,228	856,520
_______________

(1)
Mr. Kelleher exercised the following options with the following exercise prices and grant dates: 18,000 options at $27.00 per share granted on October 10, 2012 and 6,500 options at $17.50 per share granted on April 30, 2012.

(2)
Represents the difference between the market price on the date of exercise (the $42.79 per share closing sale price of our common stock on the date of exercise) and the exercise prices of the options listed in footnote (1).

(3)	Calculated based upon the closing sale price on the dates of vesting multiplied by the number of shares vested on such dates, as follows:

Name	Vesting Date	Number of shares acquired on Vesting Before Tax Withholding (#)	Closing Price Per Share ($)	Value realized on vesting ($)
Richard A. Smith	4/18/2014	36,167	42.02	1,519,737
	7/22/2014	22,576	37.86	854,727
	10/10/2014	31,590	35.04	1,106,914
		90,333		3,481,378
Anthony E. Hull	4/18/2014	11,183	42.02	469,910
	7/22/2014	6,981	37.86	264,301
	10/10/2014	3,846	35.04	134,764
		22,010		868,975
Kevin J. Kelleher	4/18/2014	7,180	42.02	301,704
	7/22/2014	4,482	37.86	169,689
	10/10/2014	6,393	35.04	224,011
		18,055		695,404
Alexander E. Perriello, III	4/18/2014	9,201	42.02	386,626
	7/22/2014	5,743	37.86	217,430
	10/10/2014	8,094	35.04	283,614
		23,038		887,670
Bruce Zipf	4/18/2014	8,884	42.02	373,306
	7/22/2014	5,546	37.86	209,972
	10/10/2014	7,798	35.04	273,242
		22,228		856,520
A portion of the shares that vested were withheld by the Company to pay minimum withholding taxes due upon issuance. Accordingly, the named executive officers actually received fewer shares than the amounts set forth in the above table.

(4)
Pursuant to a deferral election made under the Realogy Executive Deferred Compensation Plan, Mr. Hull deferred receipt of 5,808 shares that vested on October 10, 2014, which had a value of $203,512 on such date.

Realogy Pension Benefits at 2014 Fiscal Year End
Prior to Realogy Group's separation from Cendant, Cendant sponsored and maintained the Cendant Corporation Pension Plan (the "Cendant Pension Plan"), which was a "defined benefit" employee pension plan subject to the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and a successor to the former PHH Corporation Pension Plan (the "Former PHH Pension Plan"). During 1999, the Former PHH Pension Plan was frozen and curtailed, other than for certain employees who attained certain age and service requirements. A number of our employees were entitled to benefits under the Realogy Pension Plan by virtue of their prior participation in the Former PHH Pension Plan as well as their subsequent participation in the Cendant Pension Plan.
In connection with Realogy Group's separation, Realogy Group adopted a new defined benefit employee pension plan, named the Realogy Corporation Pension Plan (the "Realogy Pension Plan"). At Realogy Group's separation, the Realogy Pension Plan assumed all liabilities and obligations under the Cendant Pension Plan that related to the Former PHH Pension Plan. Realogy also assumed any supplemental pension obligations accrued by any participant of the Cendant Pension Plan that related to the Former PHH Pension Plan. In consideration of the Realogy Pension Plan accepting and assuming the liabilities and obligations described above under the Cendant Pension Plan, Cendant caused the Cendant Pension Plan to make a direct transfer of a portion of its assets to the Realogy Pension Plan proportional to the liabilities assumed by the Realogy Pension Plan.
The amount of the retirement benefit under the Realogy Pension Plan is determined by a formula set forth in the plan. No participants in the Realogy Pension Plan accrue any ongoing benefits (other than service) as the participation has been previously frozen (other than two participants whose participation is not frozen pursuant to the terms of the Realogy Pension Plan). Participants eligible to commence their pension benefit have several optional forms of payment available to them under the Realogy Pension Plan. Lump sum distributions are only permissible when the present value of a participant's benefit is $5,000 or below. The Realogy Pension Plan is funded by Realogy.
Mr. Kelleher is our only named executive officer who participates in the Realogy Pension Plan and his participation in the Cendant Pension Plan was frozen on October 31, 1999 and, as of that date, he no longer accrues additional benefits under the Cendant Pension Plan or the Realogy Pension Plan.

The following table sets forth information relating to Mr. Kelleher's participation in the Realogy Pension Plan:

Number of Years of Credited Service (#) (1)	Present Value of Accumulated Benefit ($) (2)	Payments During Last Fiscal Year ($)
30	619,558	—
_______________

(1)	The number of years of credited service shown in this column is calculated based on the actual years of service with us (or Cendant) for Mr. Kelleher through December 31, 2014.

(2)
The valuations included in this column have been calculated as of December 31, 2014 assuming Mr. Kelleher will retire at the normal retirement age of 65 and using the interest rate and other assumptions as described in Note 9, "Employee Benefit Plans—Defined Benefit Pension Plan" to our consolidated financial statements for the year ended December 31, 2014 included in our Annual Report on Form 10-K for the year ended December 31, 2014.

Non-qualified Deferred Compensation
at 2014 Fiscal Year End
On April 9, 2013, the Board of Managers of Realogy Group approved the Amended and Restated Realogy Group LLC Executive Deferred Compensation Plan (the "Executive Deferred Compensation Plan"), which amended and restated the Realogy Corporation Officer Deferred Compensation Plan, as previously amended, participation in which had been frozen since January 1, 2009. The Board of Managers of Realogy Group also took action to unfreeze participation in the Executive Deferred Compensation Plan.
The Executive Deferred Compensation Plan is for the benefit of certain of our key employees selected by our Compensation Committee from time to time. Under the Executive Deferred Compensation Plan, participants are permitted to defer both cash and equity based compensation on such terms as our Compensation Committee determines from time to time. For cash deferrals, we will be utilizing a "rabbi trust" for the purpose of holding assets to be used for the payment of benefits under the Executive Deferred Compensation Plan. Generally, a participant's deferral will be paid on a fixed date elected by the participant or, if earlier, on the first anniversary following a participant's separation from service for elections made prior to December 11, 2014 or on the first business day of the quarter following a participant's separation of service for elections made on or after December 11, 2014. Accounts are established in a participant's name and the participant allocates his or her cash deferrals to one or more deemed investments under the Executive Deferred Compensation Plan. A participant in the Executive Deferred Compensation Plan may elect to defer to a single lump-sum payment of his or her account, or may elect payments over time.

In conjunction with the approval of the Executive Deferred Compensation Plan, on April 9, 2013, Anthony E. Hull, the Company's Executive Vice President, Chief Financial Officer and Treasurer, elected to defer a portion of the shares of common stock of Realogy Holdings subject to existing restricted stock awards granted on October 10, 2012 in connection with Realogy Holdings' initial public offering, by exchanging the shares subject to the restricted stock award for restricted stock units. No other named executive officer made such a deferral election. The deferral election and related exchange of restricted stock for restricted stock units did not change the amount of compensation previously awarded to Mr. Hull. The vesting terms of the restricted stock unit award remain unchanged from the restricted stock award, though the distribution of a portion of the shares issuable upon vesting of the restricted stock units is deferred pursuant to the election made by Mr. Hull. In contrast to a holder's right to vote shares subject to a restricted stock agreement, the holder of restricted stock units under a restricted stock unit agreement may not vote the underlying shares until they are issued to the holder.
In 2014, pursuant to the foregoing election, Mr. Hull deferred 5,808 shares issuable upon vesting on October 10, 2014. The amount set forth in the table below under "Executive Contributions in Last FY" is the market value of the shares on date of vesting ($35.04 per share) and the amount set forth under "Aggregate Earnings in Last FY" is the difference between the market value of those shares at December 31, 2014 and the market value on the date of vesting.

The following table sets forth certain information with respect to named executive officers' deferred compensation during 2014:

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/Distributions ($)	Aggregate Balance at Last FYE ($)
Anthony E. Hull..........................	203,512		54,886		431,553
Agreements with Named Executive Officers
The following summarizes the terms of the employment agreements with each of our named executive officers. Severance provisions are described in the section titled "Potential Payments Upon Termination or Change of Control."
Mr. Smith. On April 10, 2007, we entered into a new employment agreement with Mr. Smith, with a five-year term commencing as of the consummation of our acquisition by Apollo in 2007 (unless earlier terminated). The agreement was initially automatically extended for one additional year pursuant to the terms of the employment agreement as neither party provided a 90-day notice of non-renewal. On September 10, 2012, the Company extended the term of Mr. Smith's employment agreement to April 9, 2016, subject to automatic renewal for an additional one year if neither party provides a 90-day notice of non-renewal. On November 1, 2013, the Company and Mr. Smith entered into an amendment to the agreement to eliminate the "golden parachute" Section 280G gross up provision. The amendment instead provides for a reduction in payments and benefits that would otherwise be subject to an excise tax under Section 280G of the Code if Mr. Smith would be better off on an after-tax basis receiving the maximum amount payable without those payments and benefits being subject to the excise tax. The amendment also includes certain technical amendments relating to compliance with Section 409A of the Code.
Pursuant to the agreement, Mr. Smith serves as our Chief Executive Officer and President. He also serves as a member of our Board of Directors during his term of employment. Mr. Smith is entitled to a base salary of $1 million (the base salary in effect for him as of immediately prior to the Company's acquisition by Apollo), may participate in employee benefit plans generally available to our executive officers, and is eligible to receive an annual bonus award with a target amount equal to 200% of his annual base salary, subject to the attainment of performance goals and his continued employment with us on the last day of the applicable bonus year. In connection with entering into his employment agreement and as partial consideration for his retention following the Company's acquisition by Apollo, Mr. Smith received a one-time $5 million bonus in connection with the consummation of the Apollo acquisition, the after-tax amount of which Mr. Smith elected to invest in shares of common stock.
Mr. Smith is also entitled to an annual bonus, the after-tax proceeds of which are required to be used to purchase the annual premium on an existing life insurance policy. This benefit is provided to Mr. Smith as the replacement of a benefit previously provided to him by Cendant. Mr. Smith waived his contractual right to receive this bonus with respect to the bonuses payable in January 2009 and 2010 in order to reduce Company expense.
Messrs. Hull, Kelleher, Perriello and Zipf. On April 10, 2007, we entered into new employment agreements with each of Messrs. Hull, Kelleher, Perriello and Zipf (for purposes of this section, each, an "Executive"), with an initial five-year term (unless earlier terminated) commencing as of the consummation of the Apollo acquisition, subject to one automatic extension for an additional year unless either party provides a 90-day notice of non-renewal. Pursuant to these employment agreements, each of the Executives continues to serve in the same positions with us as they had served prior to the Apollo acquisition.
In April 2011, we amended these agreements to provide for (1) the initial term to end on April 10, 2015, and (2) an annual base salary increase, effective April 1, 2011, and, in the case of Messrs. Hull, Kelleher and Zipf, another annual base salary increase, effective January 1, 2012. The following are the annual rates of base salary, effective April 1, 2011: for Mr. Hull, $575,000; Mr. Kelleher, $450,000; Mr. Perriello, $550,000; and Mr. Zipf, $560,000. Effective January 1, 2012, the annual base salary of Messrs. Hull, Kelleher and Zipf increased to $600,000, $475,000 and $575,000, respectively.
Under their employment agreements, Messrs. Hull, Kelleher, Perriello and Zipf are entitled to employee benefit plans generally available to our executive officers and are eligible for annual bonus awards with a target amount equal to the target bonus in effect for them as of the consummation of the Apollo acquisition, which target is currently equal to 100% of each Executive's annual base salary, subject to the attainment of performance goals and the Executive's being employed with us on the last day of the applicable bonus year.
Potential Payments Upon Termination
or Change-in-Control
The following summarizes the potential payments that may be made to our named executive officers in the event of a termination of their employment or a change of control as of December 31, 2014.
If during the term of his employment, Mr. Smith's employment is terminated by us without "cause" or by Mr. Smith for "good reason," subject to his execution and non-revocation of a general release of claims against us and our affiliates, he will be entitled to (1) a lump sum payment of his unpaid base salary and unpaid earned bonus and (2) an aggregate amount equal to 300% of the sum of his (a) then-current annual base salary and (b) his then-current target bonus, 50% of which will be paid thirty (30) business days after his termination of employment and the remaining portion of which will be paid in 36 equal monthly installments following his termination of employment. If Mr. Smith's employment is terminated for any reason, Mr. Smith and his dependents may continue to participate in all of our health care and group life insurance plans until the end of the plan year in which he reaches, or would have reached, age 75, subject to his continued payment of the employee portion of the premiums for such coverage. Mr. Smith is subject to three-year post-termination non-competition and non-solicitation covenants.

Cause is defined in Mr. Smith's employment agreement to mean (i) his willful failure to substantially perform his duties as an employee of the Company or any subsidiary (other than any such failure resulting from incapacity due to physical or mental illness), (ii) any act of fraud, misappropriation, dishonesty, embezzlement or similar conduct against the Company or any subsidiary, (iii) his conviction of, or plea of guilty or nolo contendere to a charge of commission of, a felony or crime involving moral turpitude, (iv) his indictment for a charge of commission of a felony or any crime involving moral turpitude, provided that the Board of Directors determines in good faith that such indictment would result in a material adverse impact to the business or reputation of the Company, (v) his gross negligence in the performance of his duties, or (vi) his purposefully or negligently making (or having been found to have made) a false certification to the Company pertaining to its financial statements; a termination will not be for "Cause" pursuant to clause (i), (ii) or (v), to the extent such conduct is curable, unless the Company shall have notified Mr. Smith in writing describing such conduct and he shall have failed to cure such conduct within ten (10) business days after his receipt of such written notice.
Good Reason is defined in Mr. Smith's employment agreement as voluntary resignation after any of the following actions taken by the Company or any of its subsidiaries without Mr. Smith's consent: (i) his removal from, or failure to be elected or re-elected to, the Board of Directors; (ii) a material reduction of his duties and responsibilities to the Company, (iii) a reduction in his annual base salary or target bonus (not including any diminution related to a broader compensation reduction that (a) is made in consultation with Mr. Smith and (b) is applied to all senior executives of the Company in a relatively proportionate manner); (iv) the relocation of Mr. Smith's primary office to a location more than 30 miles from the prior location; (v) delivery of notice of non-renewal of the employment period by the Company (other than non-renewal by the Company due to Mr. Smith's disability, termination for Cause or termination by Mr. Smith); or (vi) a material breach by the Company of a material provision of the employment agreement (including a breach of Section 2(a) of the employment agreement, which sets forth Mr. Smith's position with the Company). A termination shall not be for "Good Reason" pursuant to clause (i), (ii), (iii) or (iv), unless Mr. Smith shall have given written notice of his intention to resign for Good Reason and the Company shall have failed to cure the event giving rise to Good Reason within ten (10) business days after the Company's receipt of such written notice.

With respect to Messrs. Hull, Kelleher, Perriello and Zipf (also for purposes of this section, each, an "Executive"), each Executive's employment agreement provides that if during the employment term, his employment is terminated by us without "cause" or by the Executive for "good reason," subject to his execution of a general release of claims against us and our affiliates, the Executive will be entitled to:

•	a lump sum payment of his unpaid annual base salary and unpaid earned bonus;

•
an aggregate amount equal to (x) if such termination occurs within twelve months after a "Sale of the Company," 200% of the sum of his (a) then-current annual base salary plus his (b) then-current annual target bonus; or (y) 100% (200% in the case of Mr. Hull) of the sum of his (a) then-current annual base salary plus his (b) then-current annual target bonus. Of such amount, 50% will be payable in a lump sum within 30 business days of the date of termination, and the remaining portion will be payable in 12 (24 in the case of Mr. Hull) equal monthly installments following his termination of employment; and

•	from the period from the date of termination of employment to the earlier to occur of the second anniversary of such termination or the date on which the individual becomes eligible to participate in another employer's medical and dental benefit plans, participation in the medical and dental benefit plans maintained by us for active employees, on the same terms and conditions applicable to such active employees, as in effect from time to time during such period.
The definition of Cause and Good Reason under each Executive's employment agreement are identical to those contained in Mr. Smith's employment agreement except as follows: (a) clause (i) of the definition of Good Reason under Mr. Smith's employment agreement regarding director service is not contained in the definition of Good Reason in each Executive's employment agreement; and (b) the addition of language in the definition of Good Reason that a material breach by the Company of a material provision of the Executive's employment agreement does not include any promotion or lateral assignment of the Executive.
Each Executive is subject to a two-year post-termination non-competition covenant and three-year post-termination non-solicitation covenant.
The employment agreements also provide for severance pay of 100% of annual base salary and the continuation of welfare benefits for one year to each named executive officer in the event his employment is terminated by reason of death or disability.

The following table sets forth information regarding the value of potential termination payments and benefits our named executive officers would have become entitled to receive upon a change of control or termination of employment on December 31, 2014 (the last business day of our most recently completed fiscal year):

Name	Benefit	Change of Control Assuming No Termination of Employment Prior to the Date of Change of Control ($) (1)(2)	Termination without Cause or for Good Reason within 24 months following a Change of Control ($) (1)(2)(3)	Other Termination without Cause or for Good Reason ($)(4)	Death ($)(5)	Disability ($)(5)	Retirement ($)(6)

Richard A. Smith	Severance Pay	—	9,000,000	9,000,000	1,000,000	1,000,000
	Health Care (7)		194,999	194,999	194,999	194,999	194,999
	Equity Acceleration/Vesting	1,990,360	9,757,334	1,071,097	1,071,097	1,071,097	3,213,290
	Total	1,990,360	18,952,333	10,266,096	2,266,096	2,266,096	3,408,289

Anthony E. Hull	Severance Pay	—	2,400,000	2,400,000	600,000	600,000
	Health Care		26,034	26,034	12,853	12,853
	Equity Acceleration/Vesting	558,353	3,543,646	384,097	738,193	738,193	1,152,291
	Total	558,353	5,969,680	2,810,131	1,351,046	1,351,046	1,152,291

Kevin J. Kelleher	Severance Pay	—	1,900,000	950,000	475,000	475,000
	Health Care		19,984	19,984	9,866	9,866
	Equity Acceleration/Vesting	423,430	2,441,069	285,537	532,501	532,501	856,610
	Total	423,430	4,361,053	1,255,521	1,017,367	1,017,367	856,610

Alexander E. Perriello, III	Severance Pay	—	2,200,000	1,100,000	550,000	550,000
	Health Care		17,394	17,934	8,587	8,587
	Equity Acceleration/Vesting	497,821	2,835,320	330,620	616,557	616,557	991,860
	Total	497,821	5,052,714	1,448,554	1,175,144	1,175,144	991,860

Bruce Zipf	Severance Pay	—	2,300,000	1,150,000	575,000	575,000
	Health Care		19,984	19,984	9,866	9,866
	Equity Acceleration/Vesting	508,115	2,995,444	345,643	644,571	644,571	1,036,928
	Total	508,115	5,315,428	1,515,627	1,229,437	1,229,437	1,036,928
_______________

(1)
The vesting of options granted under the award agreements issued under the 2007 Stock Incentive Plan accelerate upon a change of control (defined as a Sale of the Company under that plan); provided, however, that in the event the individual terminates his employment without "good reason" or his employment is terminated for "cause" within one year of a change of control (defined as a Sale of the Company under that plan), the individual would be required to remit to the Company the proceeds realized in the change of control for those options, the vesting of which was accelerated due to the change of control. The value ascribed to the accelerated vesting of the options is based upon a fair market value of our common stock computed in accordance with FASB ASC Topic 718 of $44.49 per share as of December 31, 2014.

(2)
Each NEO is entitled to payment of accrued but unpaid salary to the date of termination under his employment agreement and, pursuant to the terms of the 2014 EIP, compensation payable thereunder if the NEO was employed as of the last day of the year. See "Summary Compensation Table" for amounts earned by NEOs under 2014 EIP. The amounts set forth in the table do not include accrued compensation as of December 31, 2014. The amounts shown also do not include deferred compensation payable following the termination of an NEO who participates in the Amended and Restated Executive Deferred Compensation Plan or the Realogy Pension Plan.

(3)
PSUs assumed by an acquiror in a change of control transaction are converted into time-vesting restricted stock units. The vesting of options, restricted stock and restricted stock units granted under the award agreements issued under the 2012 Long Term Incentive Plan (including any time-vesting restricted stock units into which PSUs have been converted upon a change of control) accelerate in the event the individual terminates his employment for "good reason" or his employment is terminated for other than "cause" within 24 months of a change of control. The value ascribed to the accelerated vesting of the options, restricted stock and restricted stock units is based upon a fair market value of our common stock computed in accordance with FASB ASC Topic 718 of $44.49 per share as of December 31, 2014.

(4)	Amount shown under this column for "Equity Acceleration/Vesting" is the pro rata amount that would be payable in early 2017 under the NEO's 2014 PSU award assuming performance at target.

(5)
Amount shown under this column for "Equity Acceleration/Vesting" is the value at December 31, 2014 of the restricted stock units included in the 2014 LTIP that would accelerate in full upon termination of the NEO's employment due to death or disability as well as the pro rata amount included that would be payable in early 2017 under the NEO's 2014 PSU award assuming performance at target. No value is included for the options included in the 2014 LTIP grant because the option exercise price of $47.49 per share was less than the closing sale price of the Common Stock on December 31, 2014.

(6)
Amount shown under this column for "Equity Acceleration/Vesting" is the full amount that would be payable in early 2017 under the NEO's 2014 PSU award assuming performance at target as retirement would have occurred at the conclusion of the first year of the three-year performance cycle. All of the NEOs were retirement eligible at December 31, 2014. Time-based equity awards made in 2014 and thereafter provide for continued vesting of the award for retirement eligible grantees, provided they have been employed or provided services to the Company for one year following the date of grant. The table does not show any amounts under "Equity Acceleration/Vesting" with respect to the 2014 time-based equity awards because the one year period following the date of grant of those awards ended subsequent to December 31, 2014. Also, at December 31, 2014, the options included in the 2014 LTIP awards were underwater as the exercise price of $47.49 was less than the closing sale price of the Common Stock on December 31, 2014.

(7)
If Mr. Smith's employment is terminated for any reason, Mr. Smith and his dependents may continue to participate in all of our health care and group life insurance plans until the end of the plan year in which he reaches, or would have reached, age 75, subject to his continued payment of the employee portion of the premiums for such coverage.

Prior to 2014, the Company had not granted PSUs and the pre-2014 restricted stock grants, restricted stock units and the options did not provide for any vesting post-termination. The following table sets forth the consequences of termination of employment on the long term equity awards granted in 2014 and thereafter. Any post-termination vesting and post-termination right to exercise options are subject to the NEO's compliance with any applicable restrictive covenants.

Summary of Post-Termination Grant Vesting/Exercise Rules by Type of Award for 2014 and later Awards to NEOs

Termination Reason	Performance Share Units (1)	RSUs	Options
Voluntary other than for the reasons listed below	Immediate forfeiture	Immediate forfeiture of unvested RSUs	60 days to exercise options that had vested as of date of termination; Unvested shares forfeited
For Cause (2)	Immediate forfeiture	Immediate forfeiture of unvested RSUs	Immediate forfeiture of all options, vested or unvested
Death or Disability(1)	Shares will vest according to actual performance prorated for time worked during three-year performance period; payment made following end of three-year performance period	Immediate vesting of unvested RSUs upon termination date	Immediate vesting of unvested options and options may be exercised until the earlier of the grant expiration date or 180 days post-termination
Retirement (3)
If Holder remains employed or provides service to the Company for at least one year after the start of the performance period, shares will vest according to actual performance; payment made following end of three-year performance period

If Holder remains employed or provides service to the Company for at least one year following the date of grant, shares underlying the RSUs will continue be issued following retirement in accordance with schedule set forth in the Notice of Grant

If Optionee remains employed or provides service to the Company for at least one year following the date of grant, Options will continue to vest following retirement in accordance with schedule set forth in the Notice of Grant.
Holder will be able to exercise Options post-termination to the date that is three years after the final vesting date but in no event after the grant expiration date

By the Company without Cause or by employee for Good Reason (2)	Shares will vest according to actual performance prorated for time worked during performance period; payment made following end of three-year performance period	Immediate forfeiture of unvested RSUs	90 days to exercise options that had vested as of termination; Unvested shares forfeited
Change in Control with Shares Assumed(4)
Performance Share Units converted at target value into Time Vested Units at date of change in control. Units will vest in full if employment or service is terminated during the balance of the performance (vesting) period if terminated by Company without Cause or if employment is terminated by Holder for Good Reason, due to retirement or if employment is terminated on account of death or disability.
		RSUs will vest in full if employment or service is terminated within 24 months by Company without cause or if employment is terminated by Holder for "good reason"	Options will vest in full if employment or service is terminated within 24 months by Company without cause or if employment is terminated by Optionee for "good reason"
Change in Control with Shares not Assumed (4)	Performance Shares vest in full at target value and paid in cash upon Change in Control	RSUs will vest in full; Holder receives cash value of shares	Option will vest in full; Optionee receives spread value
_______________

(1)	Rules apply to terminations prior to end of performance period.

(2)	Capitalized terms are defined in the respective NEO employment agreements.

(3)	Retirement eligibility is defined under the equity award agreements as 65 years of age or older, or 55 years of age or older plus at least ten years of tenure with the Company.

(4)	Change in Control is defined in the equity award agreements.

Related Party Transactions
Paulson Securityholders Agreement
On November 30, 2010, Realogy, Holdings, Paulson and certain affiliates of Apollo entered into a securityholders agreement with Paulson which was subsequently amended and restated effective January 5, 2011 and further amended on June 4, 2013. The material terms of the Paulson Securityholders Agreement are described below.
Registration Rights
Demand Rights. Paulson has two "demand" rights that allow Paulson, at any time after January 5, 2014, to request that we undertake an underwritten public offering of our common stock under the Securities Act so long as the estimated gross proceeds of any such underwritten public offering would be equal to or greater than $75 million, provided that if the number of Paulson's shares of common stock originally included in Paulson's demand request is reduced to less than two-thirds of such shares in the underwritten public offering as a result of underwriter cutbacks, Paulson will not be deemed to have used one of its demand rights.
Blackout Periods. We have the ability to delay the filing of a registration statement in connection with an underwritten demand request for not more than an aggregate of 90 days (the "Maximum Blackout Period") in any twelve-month period, subject to certain conditions. To the extent we delay the filing of a registration statement for a period in excess of the Maximum Blackout Period, we have agreed to pay liquidated damages to Paulson based on the principal amount of Convertible Notes exchanged for the shares of common stock requested to be included in such registration by Paulson.
Piggyback Registration Rights. Paulson also has unlimited "piggyback" registration rights that allow Paulson to include its common stock in any public offering of equity securities initiated by us or by any of our other stockholders that have registration rights, subject to certain customary exceptions. Such registration rights are subject to proportional cutbacks based on the manner of the offering and the identity of the party initiating such offering and may be assigned to third parties if assigned together with a transfer by Paulson of the shares of common stock issued upon conversion of at least $10 million aggregate principal amount of the Convertible Notes previously held by it. Paulson determined not to exercise its piggyback registration rights in connection with our initial public offering and in the two subsequent secondary offerings.
Indemnification; Expenses
We have agreed to indemnify Paulson and its officers, directors, employees, managers, members, partners and agents and controlling persons against any losses resulting from any untrue statement or omission of material fact in any registration statement or prospectus pursuant to which Paulson sells shares of common stock, unless such liability arose from Paulson's misstatement or omission, and Paulson has agreed to indemnify us against all losses caused by its misstatements or omissions up to the amount of proceeds received by Paulson upon the sale of the securities giving rise to such losses. We will pay all registration expenses incidental to our obligations under the Paulson Securityholders Agreement, including a specified portion of Paulson's legal fees and expenses, and Paulson will pay any remaining legal fees and expenses and its portion of all underwriting discounts, commissions and transfer taxes, if any, relating to the sale of its shares of common stock under the Paulson Securityholders Agreement.
Designation and Election of Directors
Until Paulson ceases to own directly or indirectly, shares of common stock representing at least 5% of the outstanding shares of common stock on a fully-diluted basis, Paulson has the right to either (i) nominate one appointee to the Board of Directors or (ii) designate one non-voting observer to attend all meetings of the Board of Directors.
Consent Rights
The Paulson Securityholders Agreement provides that without the prior written consent of Paulson, (i) we will not permit any of our direct or indirect subsidiaries to effectuate an initial public offering of common stock, (ii) we will at all times own 100% of the capital stock of Realogy Intermediate Holdings LLC ("Intermediate") and Intermediate will at all times own, directly or indirectly, 100% of the capital stock of Realogy Group and (iii) we will not engage in any business or activity other than owning shares of Intermediate and Intermediate will not engage in any business or activity other than owning shares of Realogy Group.
Termination
The Paulson Securityholders Agreement will terminate upon the first to occur of (i) Holdings' dissolution, liquidation or winding-up; or (ii) Paulson ceasing to own shares of common stock representing at least 5% of the outstanding shares of common stock on a fully diluted basis.
Other
Without any requirement to do so, our directors and executive officers and their immediate family members from time to time have, and in the future may, utilize the services offered by the Company in the ordinary course and on similar terms to those offered to unrelated third parties in similar transactions, including but not limited to engaging our Company-owned brokerages (or those of our franchisees) in the purchase or sale of real estate. There was one such transaction completed in 2014. A limited liability company owned by Jessica M. Bibliowicz, one of our Independent Directors, and her husband engaged one of our Company-owned brokerages to provide brokerage services in connection with the purchase of real property. The commission paid to the buyer's brokerage (by the seller of the real property as is customary in real estate transactions) was 2.5% of the purchase price or $375,000. The Audit Committee approved the terms of the brokerage transaction and concluded that it was negotiated at arm's length on terms no less favorable to the Company than could have been obtained from an independent third party.

ADVISORY VOTE ON REALOGY HOLDINGS EXECUTIVE COMPENSATION
We are asking our stockholders to cast a non-binding advisory vote to approve the compensation of our named executive officers described in the Compensation Discussion and Analysis and other compensation disclosure regarding named executive officer compensation (Say-on-Pay Vote).
We currently hold an advisory vote on the compensation of our named executive officers on an annual basis in accordance with the preference expressed by our stockholders at our 2013 annual meeting regarding the frequency of the Say-on-Pay Vote.
Because your vote is advisory, it will not be binding upon or overrule any decisions of the Board, nor will it create or imply any additional fiduciary duty on the part of the Board. However, the Compensation Committee values the opinions expressed by stockholders in their vote on this proposal and will take into account the outcome of the vote when considering executive compensation arrangements in the future.
Executive Compensation Program
Total Compensation Strategy.  As discussed in the Compensation Discussion and Analysis, our executive compensation program is designed to:

•	support a high-performance environment by linking compensation with performance;

•	attract, motivate and retain key executives who are crucial to our long-term success;

•	provide our executives with market competitive compensation consistent with comparable companies; and

•	support a long-term focus for our executives that aligns their interests with the interests of our stockholders.
Program Highlights. Highlights of our executive compensation program and measures demonstrating our pay-for-performance approach include the following:

•
The Compensation Committee in 2013 and 2014 overhauled all of the plans that pre-dated the shift to a fully independent Compensation Committee. In lieu of earlier compensatory plans, the Compensation Committee has adopted a new performance-based, long-term incentive plan with challenging performance targets focused on top investor concerns;

◦	For the 2014-2016 cycle, the targets are tied to (1) a net debt to Adjusted EBITDA ratio and (2) improved operating margins; and

◦	For the 2015-2017 cycle, the targets are tied to (1) relative total stockholder return and (2) cumulative free cash flow;

•	The Compensation Committee set total compensation levels that align with those of a peer group and survey data;

•
In recognition of the significant executive compensation in 2012 and 2013, associated with the Company's 2012 initial public offering and payouts in 2013 under a long-term incentive compensation plan that had been previously established by the Company's former private equity stockholders, the Committee elected to refrain from any equity incentive grants in 2013 and set total executive compensation target compensation levels for 2014 at levels substantially below the 2013 total direct compensation for the NEOs. CEO compensation fell from $24.0 million in 2013 to $7.4 million in 2014;

•
With respect to short-term incentives, the Compensation Committee set aggressive EBITDA performance goals under the 2014 EIP and resulted in payments at levels substantially below target to the CEO (at 63% of target)and below target for the other NEOs with payouts ranging from 54% to 93.5% of target. The below-target performance was driven principally by an almost flat housing market in 2014 compared to 2013;

•
The Company did outperform the residential brokerage industry. While the industry grew at a rate of 1% -- representing the year-over-year growth in homesale transaction volume as reported by NAR -- the Company's homesale transaction volume grew 5% year-over-year. Additionally, the Company pursued significant technology initiatives in 2014, including its acquisition of ZipRealty; and

•
Since becoming fully independent, the Compensation Committee has implemented certain "best practices" in executive compensation programs, including the elimination of the excise tax gross up in the CEO's employment agreement in November 2013 and the adoption of a clawback policy in January 2014.

We encourage you to read the Compensation Discussion and Analysis and the tables and narratives for the details on the 2014 compensation of our named executive officers.

Recommendation for Approval
For the reasons discussed above, the Board recommends that stockholders vote in favor of the following resolution:
RESOLVED, that the Company's stockholders approve, on an advisory basis, the compensation of the named executive officers described in the Compensation Discussion and Analysis and the tabular and related narrative disclosure regarding named executive officer compensation included in this proxy statement pursuant to the compensation disclosure rules of the SEC.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR
THE APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS.

RATIFICATION OF THE APPOINTMENT OF THE INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM
The Audit Committee has selected PricewaterhouseCoopers LLP ("PwC") as our independent registered public accounting firm to conduct an integrated audit of our consolidated financial statements and internal control over financial reporting for fiscal year 2015.
The Audit Committee and the Board of Directors believe that the continued retention of PwC as our independent registered public accounting firm is in the best interest of the Company and our stockholders, and we are asking our stockholders to ratify the selection of PwC as our independent registered public accounting firm for 2015. Although ratification is not required by our Bylaws or otherwise, the Board is submitting the selection of PwC to our stockholders for ratification because we value our stockholders’ views on the Company’s independent registered public accounting firm and as a matter of good corporate practice. In the event that our stockholders fail to ratify the selection, it will be considered a recommendation to the Board of Directors and the Audit Committee to

consider the selection of a different firm. Even if the selection is ratified, the Audit Committee may in its discretion select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and our stockholders. Your proxy will be voted FOR the ratification of PwC as our independent registered public accounting firm for 2015 unless you indicate otherwise when you vote.
PwC served as our independent registered public accounting firm for 2014 for both Realogy Holdings and Realogy Group and has served as our independent registered public accounting firm since May 2009. No relationship exists between PwC and us other than the usual relationship between auditor and client. Representatives of PwC will be present at the annual meeting of stockholders and available to respond to questions and will have the opportunity to make a statement if such representatives desire to do so.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE
FOR THE ADOPTION OF THE PROPOSAL TO RATIFY THE APPOINTMENT OF THE
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.
Disclosure About Fees
In addition to being retained as independent auditors to audit our consolidated financial statements, PwC provided various other services to us during 2014 and 2013. The aggregate fees (in millions) billed for professional services by PwC in 2014 and 2013 were as follows:

	2014	2013
Audit Fees (1)	$4.9	$4.6
Audit Related Fees (2)	0.6	0.1
Tax Fees (3)	0.1	—
All Other Fees (4)	—	0.3
Total	$5.6	$5.0
_______________

(1)
Represents fees for the audit of our consolidated financial statements, the audit of internal controls, the review of interim financial statements included in Form 10-Qs and other attest services primarily related to financial accounting consultations, comfort letters and SEC consents, regulatory and statutory audits and Franchise Disclosure Document filings in various states.

(2)	Represents fees primarily related to statutory audits not required by state or regulations, accounting consultation for contemplated transactions and agreed-upon procedures.

(3)	Represents fees related to tax compliance, tax consultation, tax advice and tax planning.

(4)	Represents fees related to enterprise risk management and certain information technology advisory services.
In connection with the relocation services it provides to customers, Cartus, as an intermediary, often pays third-party invoices to PwC at the direction of Cartus' customers. These payments are not included in the amounts set forth in the above table.
Pre-Approval of Audit and Non-Audit Services
The Audit Committee (which for purposes of this section includes the Audit Committee of Realogy Group, whose members and purpose are identical to those of the Audit Committee of Realogy Holdings) is responsible for appointing our independent auditor and approving the terms of the independent auditor's services. The Audit Committee considers the non-audit services to be provided by the independent auditor in determining its independence.
The Audit Committee has adopted a policy for the pre-approval of all audit and permissible non-audit services to be provided by the independent auditor, as described below. The Audit Committee also adopted a policy prohibiting the Company from hiring the independent auditor's personnel, if such person participated in the current annual audit, or the immediately preceding annual audit of our financial statements, and is being hired in a

"financial reporting oversight role" as defined by the PCAOB.
All services performed by our independent auditors were pre-approved in accordance with the pre-approval policy and procedures adopted by the Audit Committee. This policy describes the permitted audit, audit-related, tax and other services (collectively, the "Disclosure Categories") that the independent auditor may perform. The policy requires that prior to the beginning of each fiscal year, a description of the services (the "Service List") anticipated to be performed by the independent auditor in each of the Disclosure Categories in the ensuing fiscal year be presented to the Audit Committee for approval.
Except as discussed below, any requests for audit, audit-related, tax and other services not contemplated by the Service List must be submitted to the Audit Committee for specific pre-approval, irrespective of the amount, and cannot commence until such approval has been granted.

Normally, pre-approval is provided at regularly scheduled meetings of the Audit Committee. However, the authority to grant specific pre-approval between meetings, as necessary, has been delegated to the Chair of the Audit Committee, provided the aggregate fees in the particular Designated Category to which a specific pre-approval relates do not exceed the pre-approved amount. The Chair will update the full Audit Committee at the next regularly scheduled meeting for any interim approvals granted.
On a quarterly basis, the Audit Committee reviews the status of services and fees incurred year-to-date as compared to the Service List.
The policy contains a de minimis provision that operates to provide retroactive approval for permissible non-audit services under certain circumstances. No services were provided by PwC during 2014 or 2013 under such provision.

Audit Committee Report
The Audit Committee of the Board of Directors assists the Board in fulfilling its oversight responsibilities for the external reporting process and the adequacy of Realogy's related internal controls. Specific responsibilities of the Audit Committee are set forth in the Audit Committee Charter adopted by the Board. The Audit Committee reviews the Audit Committee Charter annually and recommends changes, as appropriate, to the Board to reflect the evolving role of the Audit Committee. The Charter is available on the Governance page of our website at www.realogy.com.
The Board has the ultimate authority for effective corporate governance, including oversight of the management of Realogy. The Audit Committee assists the Board in fulfilling its responsibilities by overseeing the accounting and financial reporting processes of Realogy, the audits of Realogy's consolidated financial statements and internal controls over financial reporting, the qualifications, compensation, performance and independence of the independent registered public accounting firm engaged as Realogy's independent auditor and the performance of Realogy's internal auditor. As part of its engagement of Realogy's independent registered public accounting firm, the Audit Committee, with the assistance of Realogy management, is responsible for the selection of the lead partner of the independent registered public accounting firm, evaluates the qualifications and performance of the lead partner and the other key personnel on the engagement, and ensures that partner rotation practices are in compliance with all applicable SEC rules and other related laws and regulations.
The Audit Committee is comprised of four Directors, each of whom meets the standards of independence adopted by The New York Stock Exchange and the SEC. Subject to stockholder ratification, the Audit Committee appoints Realogy's independent registered public accounting firm. The Audit Committee approves in advance all services to be performed by Realogy's independent registered public accounting firm in accordance with SEC rules, subject to the de minimis exceptions for non-audit services.
The Audit Committee relies on the expertise and knowledge of management, the internal auditors and the independent auditors in carrying out its oversight responsibilities. Management is responsible for Realogy's financial reporting process, including our system of internal controls, and for the preparation of consolidated financial statements in compliance with generally accepted accounting principles, applicable laws and regulations. In addition, management is responsible for establishing, maintaining and assessing the effectiveness of Realogy's internal control over financial reporting. PricewaterhouseCoopers LLP, Realogy's independent registered public accounting firm, is responsible for expressing an opinion on Realogy's consolidated financial statements and the effectiveness of Realogy's internal control over financial reporting. The Audit Committee has reviewed and discussed Realogy's 2014 Annual Report on Form 10-K, including the audited consolidated financial statements of Realogy for the year ended December 31, 2014, with management and with representatives of PricewaterhouseCoopers LLP. It is not the Audit Committee's duty or responsibility to conduct auditing or accounting reviews or procedures.

During 2014, the Audit Committee actively fulfilled its duties and responsibilities as outlined in the Audit Committee Charter. Specifically, the Audit Committee, among other actions:

•	reviewed and discussed with management and the independent auditors Realogy's quarterly earnings, press releases, consolidated financial statements and related periodic reports filed with the SEC;

•
in coordination with the Board, reviewed and discussed with management and the independent auditors Realogy's disclosures in the offering memoranda relating to Realogy Group's April 2014 issuance of 4.500% Senior Unsecured Notes and November 2014 issuance of 5.250% Senior Unsecured Notes;

•
reviewed with the CEO, the CFO and other members of management, the processes that management has in place with respect to evaluating the accuracy and fair presentation of its financial statements and the effectiveness of Realogy's disclosure controls and procedures and internal controls over financial reporting;

•
reviewed with management and the independent auditor management's assessment of the effectiveness of Realogy's internal control over financial reporting and the independent auditor's opinion about the effectiveness of Realogy's internal controls over financial reporting;

•	considered and discussed with management, the internal auditor and the independent auditor, as appropriate, the audit scopes and plans of both the independent auditor and the internal auditor;

•	provided oversight with respect to the Company's policy with respect to derivatives and the Company's policies with respect to tax accounting;

•	in coordination with the Board, reviewed Realogy's risk assessment and risk management policies and assessed steps management is taking to control these risks;

•	approved the Company's annual ethics and compliance program and received quarterly updates on the progress of the program;

•	conferred regularly with the General Counsel on legal matters;

•	promoted a culture of high respect for the Company's audit functions; and

•	met in periodic executive sessions with management, the internal auditors and the independent auditors.
The Audit Committee also discussed with PricewaterhouseCoopers LLP matters required to be discussed by applicable standards and rules of the Public Company Accounting Oversight Board ("PCAOB") and the SEC. The Audit Committee also received from PricewaterhouseCoopers LLP the written disclosures required by applicable standards and rules of the PCAOB and the SEC regarding PricewaterhouseCoopers LLP's communications with the Audit Committee concerning independence, and has discussed with PricewaterhouseCoopers LLP the independence of PricewaterhouseCoopers LLP.
The Audit Committee has also considered whether the permissible non-audit services provided by PricewaterhouseCoopers LLP to Realogy are compatible with PricewaterhouseCoopers LLP maintaining its independence. The Audit Committee has satisfied itself as to the independence of PricewaterhouseCoopers LLP.
Based on the Audit Committee's review and discussions described above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements and management's report on internal control over financial reporting be included in Realogy's Annual Report on Form 10-K for the year ended December 31, 2014.
AUDIT COMMITTEE
V. Ann Hailey (Chair)
Jessica M. Bibliowicz
Michael J. Williams
Sherry M. Smith

REALOGY

**IMPORTANT ANNUAL MEETING INFORMATION** 000004

ENDORSEMENT_LINE______________ SACKPACK_______________

MR A SAMPLE
DESIGNATION (IF ANY)
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## Admission Ticket

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## Electronic Voting Instructions

**Available 24 hours a day, 7 days a week!**

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

**Proxies submitted by the Internet or telephone must be received by 11:59 p.m., Eastern Daylight Time, on April 30, 2015.**

### Vote by Internet

- Go to **www.investorvote.com/RLGY**
- Or scan the QR code with your smartphone
- Follow the steps outlined on the secure website

### Vote by telephone

- Call toll free **1-800-652-VOTE (8683)** within the USA, US territories & Canada on a touch tone telephone
- Follow the instructions provided by the recorded message

Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. X

## Annual Meeting Proxy Card

1234 5678 9012 345

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

### A The Board of Directors recommends you vote FOR all of the nominees listed below:

1. Election of Directors for a one-year term expiring in 2016 and until their successors are duly elected and qualified.

**Nominees:**
01 - Marc E. Becker
02 - Richard A. Smith
03 - Michael J. Williams

| For All | Withhold All | For All Except |
|---|---|---|
| ☐ | ☐ | ☐ |

To withhold authority to vote for any nominee(s), write the name(s) of such nominee(s) below.

______________________________

+

**The Board of Directors recommends you vote FOR proposals 2 and 3:**

| | For | Against | Abstain |
|---|---|---|---|
| 2. Advisory vote to approve Realogy Holdings executive compensation program. | ☐ | ☐ | ☐ |
| 3. Ratification of the appointment of PricewaterhouseCoopers LLP to serve as our independent registered public accounting firm for fiscal year 2015. | ☐ | ☐ | ☐ |

### B Non-Voting Items

**Change of Address** — Please print your new address below.

**Comments** — Please print your comments below.

**Meeting Attendance**
Mark the box to the right if you plan to attend the Annual Meeting. ☐

### C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below. / /

Signature 1 — Please keep signature within the box.

Signature 2 — Please keep signature within the box.

C 1234567890 JNT
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## 2015 Annual Meeting Admission Ticket

**2015 Annual Meeting of**
**Realogy Holdings Corp. Stockholders**
**Friday, May 1, 2015 at 9:00 a.m., Eastern Daylight Time**

**Realogy Holdings Corp.**

**175 Park Avenue, Madison, New Jersey 07940**

**Upon arrival, please present this admission ticket and photo identification at the registration desk.**

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

REALOGY

## Proxy — Realogy Holdings Corp.

**This proxy is solicited on behalf of the Board of Directors of Realogy Holdings Corp. for the Annual Meeting of Stockholders to be held May 1, 2015.**

Richard A. Smith, Anthony E. Hull and Marilyn J. Wasser, or any of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Stockholders of Realogy Holdings Corp. to be held on May 1, 2015 or at any postponement or adjournment thereof.

**Shares represented by this proxy will be voted by the stockholder. If no such directions are indicated, the Proxies will have authority to vote FOR all nominees listed on the reverse side for election to the Board of Directors for a one-year term expiring in 2016 and until their successors are duly elected and qualified and FOR Proposals 2 and 3.**

**In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.**

(Items to be voted appear on reverse side.)